Exhibit 2.02
EXCHANGE AGREEMENT
     This Exchange Agreement (this “Agreement”) is made and entered into as of March 29, 2006 (the “Agreement Date”) by and among Glu Mobile Inc., a California corporation (“Glu”), and the shareholders of iFone Holdings Limited, a company organized and registered under the laws of England and Wales with number 3499988 and whose registered office is at 21 Castle Street, Castlefield, Manchester M3 4SW (“iFone”), as set forth on Exhibit A hereto (each individually referred to herein as an “iFone Shareholder” and collectively as the “iFone Shareholders”), and David Bates, as the representative of the iFone Shareholders (the “Representative”).
RECITALS
     A. The iFone Shareholders together own all of the issued and outstanding share capital of iFone. The parties intend that upon the Closing (as defined below), on the terms and subject to the conditions set forth in this Agreement, Glu will acquire all of the issued and outstanding share capital of iFone from the iFone Shareholders in exchange for the consideration as set forth in Section 2.2 below. It is intended that the Closing take place as soon after the date of this Agreement as practicable, subject to the conditions set forth Articles 8 and 9.
     B. Contemporaneously with the execution and delivery of this Agreement, each holder of iFone Shares (as defined below) is executing and delivering to Glu (i) a voting agreement in the form attached hereto as Exhibit B (the “iFone Shareholders Voting Agreement”), (ii) the Amended and Restated Voting Agreement, dated as of the Closing Date, to be entered into by and among Glu and the Investors (as defined therein and including the iFone Shareholders) in the form attached hereto as Exhibit C (the “Glu Voting Agreement”) and (iii) the Amended and Restated Investors’ Rights Agreement, dated as of the Closing Date, to be entered into by and among Glu and the Investors (as defined therein and including the iFone Shareholders) in the form attached hereto as Exhibit D (the “Investors’ Rights Agreement”).
     C As a material inducement to the iFone Shareholders to enter into this Agreement, Glu is amending and restating its Articles of Incorporation in the form attached hereto as Exhibit E (the “Restated Articles”).
     D The representations and warranties of the iFone Shareholders contained herein are a material inducement to Glu to enter into this Agreement and to perform its obligations hereunder.
     E The representations and warranties of Glu contained herein are a material inducement to the iFone Shareholders to enter into this Agreement and to perform their respective obligations hereunder.
     NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms will have the meanings set forth below:
     1.1 “Ancillary Agreements” means, collectively, the Glu Ancillary Agreements and the iFone Shareholder Ancillary Agreements.
     1.2 “Closing” is defined in Section 7.1.
     1.3 “Closing Date” is defined in Section 7.1.
     1.4 “Damages” means, collectively, any and all claims, demands, suits, actions, causes of actions, losses, reductions in fair market value, costs, damages, liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs.
     1.5 “Earnout Note” means a Glu promissory note in substantially the form attached as Exhibit 2 to the Earnout Schedule to be issued pursuant to the terms set forth on the Earnout Schedule.
     1.6 “Earnout Schedule” means the Earnout Schedule attached hereto as Appendix A including all exhibits and schedules or other attachments thereto.
     1.7 “Earnout Shares” means the shares of Glu’s Special Junior Preferred Stock to be issued pursuant to the terms set forth on the Earnout Schedule (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Special Junior Preferred Stock following the Closing).
     1.8 “Escrow Agent” means U.S. Bank N.A. (or another institution selected by Glu and reasonably satisfactory to the Representative).
     1.9 “Escrow Agreement” means an agreement substantially in the form of Exhibit F.
     1.10 “Escrow Shares” is defined Section 2.6.
     1.11 “Exchange” means the sale and exchange by the iFone Shareholders pursuant to this Agreement of all of the issued and outstanding iFone Shares for the consideration as set forth in Section 2.2 below.
     1.12 “Exhibit A” means Exhibit A as the same may be amended from time to time prior to the Closing by the iFone Shareholders to reflect the share issuances and reallocations described in the iFone Disclosure Letter; provided that no such issuance or reallocation shall be made to a person that is not a party to this Agreement or that has not signed a counterpart signature page hereto.
     1.13 “Expense Certificate” is defined in Section 9.14.

     1.14 “Expense Deduction” is defined in Section 12.6.
     1.15 “Expenses” means (i) the fees and expenses of Wilmer Cutler Pickering Hale and Dorr LLP, UBS Limited, and accountants and other professional advisors acting on behalf of iFone or the iFone Shareholders as a group that are incurred by the iFone Shareholders as a group or by iFone on behalf of the iFone Shareholders in connection with the negotiation of this Agreement, the iFone Shareholder Ancillary Agreements and the Restated Articles and the consummation of the Exchange and the other transactions contemplated hereby and thereby, and (ii) the bonus to be paid to Michael Millea in connection with the Closing.
     1.16 “Glu Ancillary Agreements” means, collectively, each agreement (other than this Agreement) into which Glu is to enter as a party thereto and each certificate or document which Glu is otherwise to execute and deliver, pursuant to the terms of this Agreement.
     1.17 “Glu Common Stock” means the Common Stock, no par value per share, of Glu.
     1.18 “Glu Preferred Stock” means the Glu Series A Stock, Glu Series B Stock, Glu Series C Stock, Glu Series D Stock, Glu Series D-1 Stock and Glu Special Junior Stock.
     1.19 “Glu Series A Stock” means the Series A Preferred Stock, no par value per share, of Glu.
     1.20 “Glu Series B Stock” means the Series B Preferred Stock, no par value per share, of Glu.
     1.21 “Glu Series C Stock” means the Series C Preferred Stock, no par value per share, of Glu.
     1.22 “Glu Series D Stock” means the Series D Preferred Stock, no par value per share, of Glu.
     1.23 “Glu Series D-1 Stock” means the Series D-1 Preferred Stock, no par value per share, of Glu.
     1.24 “Glu Shareholder Approval” means the approval of the Restated Articles by (i) the holders of at least a majority of the outstanding Glu Common Stock voting as a separate class, and (ii) the holders of at least a majority of the outstanding Glu Series A Stock, Glu Series B Stock, Glu Series C Stock, Glu Series D Stock and Glu Series D-1 Stock, voting together as a single class on an as-converted to Glu Common Stock basis.
     1.25 “Glu Special Junior Stock” means the Special Junior Preferred Stock, no par value per share, of Glu.
     1.26 “iFone Shareholder Ancillary Agreements” means, collectively the iFone Shareholder Voting Agreement, the Glu Voting Agreement, the Investors’ Rights Agreement and each other agreement (other than this Agreement) into which an iFone Shareholder is to enter as a party thereto and each certificate or document which an iFone Shareholder is otherwise to execute and deliver, pursuant to the terms of this Agreement, including, where applicable, the Non-Competition Agreements.
     1.27 “iFone Shares” means the ordinary shares of £0.01 of iFone.
     1.28 “iFone Share Certificates” means the share certificates representing all of the issued and outstanding iFone Shares.
     1.29 “Material Adverse Change” when used with reference to any entity, means a material adverse change to such entity and its subsidiaries, taken as a whole; provided that none of the following shall constitute or be considered in determining whether there shall have occurred a Material Adverse Change: (a) changes caused by the pendency or public announcement (or resulting from the consummation) of this Agreement, the Ancillary Agreements, the Exchange or any of the other transactions contemplated hereby or thereby, including but not limited to the response or reaction of customers, vendors, suppliers, investors or employees of such entity or any of its subsidiaries to, this Agreement, the Exchange or any of the transactions contemplated by this Agreement; (b) changes arising from an act or omission of another party to this Agreement and not from an act or omission of such entity or its subsidiaries, except, in the case of iFone, an act or omission of any iFone Shareholder; (c) changes generally affecting any of the economies in which the referenced entity conducts business or derives revenue (except to the extent that such changes have a materially disproportionate effect on the referenced entity); (d) changes affecting the mobile wireless games industry as a whole (except to the extent that such changes have a materially disproportionate effect on the referenced entity); or (e) the failure of any party to this Agreement to achieve such party’s financial projections for any current or future period.
     1.30 “Milestone” means any of Milestone One, Milestone Two, Milestone Three, Milestone Four or Milestone Five, each as defined in the Earnout Schedule.
     1.31 “Milestone Consideration” shall mean Earnout Notes in the aggregate principal amount and the number of Earnout Shares set forth on Exhibit 1 of the Earn Out Schedule payable upon achievement of each of Milestone One, Milestone Two, Milestone Three, Milestone Four or Milestone Five, as applicable and as defined in the Earnout Schedule.
     1.32 “Net Working Capital” means, as of the Closing Date, the amount by which (a) current assets of iFone are greater than (b) the current liabilities of iFone, determined in accordance with United Kingdom generally accepted accounting principles, subject to the adjustments set forth in the statement of pro forma net working capital included in Section 3.12 of the iFone Disclosure Letter.
     1.33 “Net Working Capital Threshold” means negative US$100,000.
     1.34 “Non-Disclosure Agreement” means the agreement dated as of May 26, 2005 by and between iFone and Glu (formerly, Sorrent, Inc.).
     1.35 “Options” is defined in Section 3.5.2.

     1.36 “Pro Rata Share” means, with respect to each iFone Shareholder, the fraction whose numerator is the number of iFone Shares owned of record by such iFone Shareholder as of the Closing Date (as set forth opposite such iFone Shareholder’s name in Exhibit A) and whose denominator is the sum of (i) the total number of iFone Shares that are issued and outstanding on the Closing Date (which total number shall be the total number of iFone Shares held by all iFone Shareholders shown as the total number of iFone Shares that are issued and outstanding in Exhibit A) and (ii) any other capital stock of iFone and any option, warrant or other security exercisable or exchangeable for, or convertible into shares of iFone capital stock, in each case, whether vested or unvested (each, on a fully exercised and converted to iFone ordinary share basis), that are or are deemed to be issued or outstanding immediately prior to the Closing.
     1.37 “Restated Articles” means the Amended and Restated Articles of Incorporation of Glu attached hereto as Exhibit E.
     1.38 “SEC” means the U.S. Securities and Exchange Commission.
     1.39 “Securities Act” means the Securities Act of 1933, as amended.
     1.40 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.41 “Sega Loans” means the Loan Agreement dated as of September 12, 2005 by and between iFone and Galloway Investments Holdings Limited (“Galloway”) with a remaining outstanding principal amount (as of the date hereof) of £250,000 and the Loan Agreement dated as of January 1, 2006 by and between iFone and Galloway Investments Holdings Limited with a remaining outstanding principal amount (as of the date hereof) of £250,000.
     1.42 a “subsidiary” of a particular company (the “parent corporation”) means a company with respect to which the parent corporation owns or holds, either directly or indirectly, shares of capital stock representing at least a majority of the outstanding voting stock of such company.
     1.43 “Termination Right Date” means the date that is sixty (60) days after the Agreement Date.
     1.44 “Transaction Payment” means an amount in cash not to exceed, in the aggregate, the sum of US$5,000,000, to be paid to the iFone Shareholders (or to others for payment of Expenses and other amounts at the direction of the Representative on behalf and for the benefit of the iFone Shareholders) in accordance with Section 2.2, subject to adjustment as set forth in Section 12.6 and provided that, if the Net Working Capital is less than the Net Working Capital Threshold, such amount shall be reduced by the difference between the Net Working Capital Threshold and the Net Working Capital at the Closing.
     1.45 “Transaction Payment Schedule” means the schedule attached hereto as Schedule 1.45 setting forth the allocation of the Transaction Payment to be made at the Closing (specifying each person to be paid and the amounts to be paid to each such person).

     1.46 “Transaction Shares” means a number of shares of Glu Special Junior Stock, as constituted on the Closing Date equal to 10,267,881, subject to adjustment in accordance with Sections 2.4.
     1.47 The “knowledge” or “awareness” of an iFone Shareholder means with respect to any fact, circumstance, event or other matter in question, (i) the knowledge (after reasonable inquiry) of such iFone Shareholder with respect to such fact, circumstance, event or other matter, and (ii) the knowledge (after reasonable inquiry) of the executive officers and directors of iFone with respect to such fact, circumstance even or other matter. Reasonable inquiry means inquiry of the member or members of iFone management with primary responsibility for the subject matter covered thereby. Any fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of an executive officer or director, including his or her personal files shall create a rebuttable presumption that such individual has knowledge of such fact, circumstance, event or other matter.
     Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.
ARTICLE 2
THE EXCHANGE
     2.1 Agreement to Sell and Exchange. On the terms and subject to the conditions set forth in this Agreement, each iFone Shareholder hereby severally agrees with Glu that, at the Closing, each of the iFone Shareholders shall irrevocably sell, assign and transfer to Glu, all right, title and interest in and to all of the issued and outstanding iFone Shares owned (whether of record or beneficially) by such iFone Shareholder, free and clear of any options, refusal rights, liens, claims or encumbrances, against and in exchange for the payment to such iFone Shareholder of the consideration specified in Section 2.2 below. On the terms and subject to the conditions set forth in this Agreement, each iFone Shareholder hereby consents to the sale, assignment and transfer of the iFone Shares pursuant to the terms of this Agreement and waives any rights of first refusal or other restrictions with respect thereto in the Memorandum of Association of iFone, Articles of Association of iFone and the Subscription and Shareholders Agreement dated January 1, 2004 or any other agreement or document to which such iFone Shareholder is a party.
     2.2 Agreement to Issue and Exchange; Transaction Payment. On the terms and subject to the conditions set forth in this Agreement, in consideration for the sale, assignment, exchange and transfer to Glu by each iFone Shareholder of all of such iFone Shareholder’s issued and outstanding iFone Shares free and clear of any options, refusal rights, liens, claims or encumbrances as provided herein, and the surrender and delivery by each iFone Shareholder to Glu of all iFone Share Certificates representing the iFone Shares owned by such iFone Shareholder (or a lost certificate indemnity in a form reasonably satisfactory to Glu for any missing iFone Share Certificates) together with duly executed stock transfer forms in respect of the transfer of the iFone Shares in favor of Glu (or any nominee specified by Glu for that purpose), and all other documents or certificates required by this Agreement to be delivered by the iFone Shareholders at or in connection with the Closing, Glu hereby agrees with each iFone

Shareholder that, at the Closing, Glu shall (i) issue to each iFone Shareholder a Glu Special Junior Stock certificate, registered in such iFone Shareholder’s name, for that number of shares of Glu Special Junior Stock that is equal to the product obtained by multiplying (a) the number of Transaction Shares by (b) such iFone Shareholder’s Pro Rata Share, provided, that, this Section 2.2 is subject to the provisions of Section 2.3 (regarding the elimination of fractional shares) and Section 2.6 (regarding the withholding of the Escrow Shares), (ii) pay the Transaction Payment, in cash, by wire transfer of immediately available funds in accordance with the Transaction Payment Schedule, provided that wire transfer instructions for each party to be paid in connection with the Transaction Payment were delivered to Glu no later than the later of the date of this Agreement or two (2) days prior to the Closing, and (iii) repay and discharge the full outstanding principal balance on the Sega Loans as of the Closing Date to Galloway, such amounts to be paid to Galloway by Glu by wire transfer of immediately available funds to accounts to be specified by Galloway no later than the later of the date of this Agreement or two (2) days prior to the Closing, provided that such amounts shall not exceed an aggregate of £500,000. Each share certificate for shares of Glu Special Junior Stock that are to be issued to an iFone Shareholder at the Closing pursuant to this Section 2.2 shall be registered and titled in the appropriate name set forth on Exhibit A unless an alternative name is provided to Glu in writing by a particular iFone Shareholder with respect to such iFone Shareholder’s Transaction Shares not less than two (2) business days prior to the Closing Date, subject to Section 2.6 regarding the Escrow Shares.
     2.3 Fractional Shares. If, as a result of the calculations in Section 2.2, fractional shares would otherwise be issuable to an iFone Shareholder, in lieu of such fractional shares, Glu shall pay such iFone Shareholder cash equal to the product of such fraction multiplied by $1.75 (as adjusted for stock splits, stock dividends, stock recapitalization and other similar events occurring after the Agreement Date and prior to the Closing).
     2.4 Adjustments for Capital Changes. Notwithstanding any provision to the contrary in this Agreement, if at any time after the Agreement Date and prior to the Closing, Glu recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, issues a stock dividend or engages in any transaction having a similar effect to the foregoing (a “Capital Change”), then the number of the Transaction Shares for which iFone Shares are to be exchanged in the Exchange pursuant to Section 2.2, shall be appropriately, equitably and proportionately adjusted.
     2.5 Securities Laws Issues. The shares of Glu Special Junior Stock to be issued in the Exchange pursuant to Section 2.2 will be issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act and exemptions from qualifications under any applicable state securities law. Holders of Glu Special Junior Stock to be issued in the Exchange will be wholly responsible for compliance with all English, European Union, and U.S. federal and state securities law regarding any subsequent sale, transfer or other disposition of such shares.
     2.6 Escrow. At the Closing, Glu shall deposit fourteen percent (14%) of the shares of Glu Special Junior Stock to be issued to each iFone Shareholder in accordance with Section 2.2

(rounded down to the nearest whole number of shares to be issued to each iFone Shareholder) (the “Escrow Shares”), and deliver a certificate representing the Escrow Shares to the Escrow Agent, as escrow agent under the Escrow Agreement. The Escrow Shares shall be considered issued and outstanding and held of record by the iFone Shareholders, and all voting rights in respect of such shares shall be held by and inure to the benefit of such holders. The Escrow Shares shall be held as security for the iFone Shareholders’ indemnification obligations for Damages under Article 11. Until released to the iFone Shareholders in accordance with Article 11, all Escrow Shares shall not be assignable, transferable or otherwise disposable other than by will, estate succession or settlement of marital property rights (and in such cases, provided such Escrow Shares remain subject to the terms of the Escrow Agreement and this Agreement as security for the iFone Shareholders’ indemnification obligations for Damages under Article 11) or to Glu in satisfaction of Claims for Damages. The Escrow Shares shall be held in escrow and distributed in accordance with the provisions of the Escrow Agreement.
     2.7 Contingent Consideration.
          2.7.1 Payment of Contingent Consideration. Within ten (10) business days following achievement of a Milestone no later than the Milestone Expiration (as defined in the Earnout Schedule), Glu shall issue to each iFone Shareholder such iFone Shareholder’s Pro Rata Share of the applicable Milestone Consideration, subject to satisfaction of the conditions set forth in Section 3 of the Earnout Schedule and elsewhere in the Earnout Schedule in the manner and on the terms set forth on the Earnout Schedule.
          2.7.2 No Obligation. The Representative, the iFone Shareholders and Glu will act in good faith in connection with the matters described in the Earnout Schedule and Glu will assist in good faith the iFone Shareholders in their efforts to achieve the Milestones prior to the Milestone Expiration Date. Notwithstanding the foregoing, each iFone Shareholder understands, acknowledges and agrees that Glu is under absolutely no obligation to enter into any license agreement required to trigger the payment of any Milestone Consideration, that Glu (or iFone, following the Closing of the Exchange) may reject any offered license in its sole discretion (for any reason or no reason), and that as a consequence of a rejection of an offered license or other refusal by Glu (or iFone, following the Closing of the Exchange), the iFone Shareholders may not receive any Milestone Consideration pursuant to this Earnout Schedule, despite significant efforts expended to achieve one or more of the Milestones.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE IFONE SHAREHOLDERS
     Each of the iFone Shareholders hereby severally (and not jointly) represents and warrants to Glu that except as expressly set forth in the letter addressed to Glu from the iFone Shareholders and dated as of the Agreement Date which has been delivered by the iFone Shareholders to Glu concurrently with the parties’ execution of this Agreement (including all schedules thereto, the “iFone Disclosure Letter”) referencing a specific representation, warranty or statement herein (clearly indicating the applicable section and, if applicable, subsection), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct. For all purposes of this Agreement (including without limitation

Articles 9 and 11), the statements contained in one section or subsection of the iFone Disclosure Letter shall be deemed to apply to other sections or subsections where the application of such disclosures or exceptions to such other sections or subsections is readily apparent from the face of such disclosure or exception, and provided that the iFone Shareholders have used good faith commercially reasonable efforts to include a cross reference to such other sections or subsections where appropriate. With respect to representations and warranties in Sections 3.2, 3.4, 3.6.1, 3.7.2, 3.8, 3.9, 3.10, and 3.29 made and given by an iFone Shareholder individually, such representations and warranties shall be deemed to be made only by such iFone Shareholder and not by any other iFone Shareholder.
     3.1 Organization and Good Standing. iFone is a limited liability company duly organized and validly existing under the laws of England and Wales. iFone has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business in each jurisdiction in which its failure to be so qualified would, individually or in the aggregate, result in a Material Adverse Change to iFone. iFone has delivered to Glu or its counsel, true and correct copies of the currently effective Memorandum of Association and Articles of Association of iFone and each of its subsidiaries (if any), each as amended to date. Neither iFone nor any of its subsidiaries is in violation of its Memorandum of Association or Articles of Association.
     3.2 Title to Shares. Each iFone Shareholder owns and holds good and marketable title to, and is the sole legal and beneficial owner of, the iFone Shares that are set forth opposite such iFone Shareholder’s respective name in Exhibit A hereto and that is being exchanged hereunder by such iFone Shareholder, free and clear of all claims, charges, rights of refusal or rights of first offer, options, liens, security interests, pledges, escrows, preemptive rights, encumbrances, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever. Schedule 3.2 lists each person or entity that is both (i) a beneficial owner of iFone capital stock and (ii) is either (A) Infogrames Entertainment S.A. (“Infogrames”), any of its subsidiaries, or any other material licensor of iFone, or (B) to the knowledge of the iFone Shareholders, any person who as of the date hereof is a director, officer or affiliate of Infogrames, any of Infogrames’ subsidiaries or any material other licensor of iFone.
     3.3 Subsidiaries.
          3.3.1 Schedule 3.3 of the iFone Disclosure Letter contains the following information with respect to iFone and each of the subsidiaries of iFone (collectively, the “iFone Group”): (i) the name of the company; (ii) the date of incorporation; (iii) the registered office; (iv) the authorized share capital and issued share capital; (v) the full names and usual residential addresses of the directors and the company secretary; (vi) the names of the shareholders of record and the number and class of shares held by each such shareholder; (vii) the accounting reference date; (viii) the auditors; and (ix) full details of any mortgages or charges registered (the “Corporate Information”). The Corporate Information is true, accurate and complete in all respects, other than with respect to subsection (v), in which case the Corporate Information is true, accurate and complete in all material respects. Each of the subsidiaries of iFone, if any, are identified in Schedule 3.3 of the iFone Disclosure Letter and, except for the subsidiaries of iFone (if any) expressly disclosed in Schedule 3.3 of the iFone Disclosure Letter, iFone does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.
          3.3.2 Each subsidiary of iFone, if any, is a corporation duly organized, validly existing and in good standing (applicable only in such jurisdictions that employ the concept of good standing) under the laws of its jurisdiction of organization, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing (applicable only in such jurisdictions that employ the concept of good standing), in each jurisdiction in which its failure to be so qualified would, individually or in the aggregate, result in a Material Adverse Change to iFone.
          3.3.3 iFone owns all of the issued and outstanding shares and all of the other securities (if any) of each of its subsidiaries (if any), free and clear of all liens, charges, claims, encumbrances or rights of others. Schedule 3.3 of the iFone Disclosure Letter sets forth the number, class and series of all of the shares and other securities (if any) of each subsidiary of iFone that are outstanding on the date hereof and identifies the holders of such outstanding shares or other securities (if any) and the number, class and series of such shares or other securities (if any) held by each such holder. All of the issued shares of each subsidiary of iFone (if any) are duly authorized, validly issued and fully paid. There are no outstanding subscriptions, options, warrants, rights of refusal, calls, rights, convertible securities or other commitments or agreements of any character under which any third party has any existing or potential right to purchase or otherwise acquire any shares or any other securities (if any) of any subsidiary (if any) of iFone, whether from iFone, any securityholder of such subsidiary or from such subsidiary.
     3.4 Power, Authorization and Validity.
          3.4.1 Power and Authority. Each of the iFone Shareholders has the legal capacity to enter into, execute, deliver and perform such iFone Shareholder’s obligations under this Agreement and all iFone Shareholder Ancillary Agreements and to consummate the Exchange and the other transactions contemplated hereby and thereby.
          3.4.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union (each, a “Governmental Authority”), is necessary or required to be made or obtained by iFone, any other subsidiary of iFone (if any) or by any iFone Shareholder to enable the iFone Shareholders to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement and each of the iFone Shareholder Ancillary Agreements, or to consummate the Exchange.
          3.4.3 Enforceability. This Agreement and each of the iFone Shareholder Ancillary Agreements are, or when executed by such iFone Shareholder and each of the other parties thereto will be, valid and binding obligations of such iFone Shareholder enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     3.5 Capitalization of iFone.
          3.5.1 Outstanding Stock. The authorized share capital of iFone consists of 55,000,000 Ordinary Shares, of which 50,741,260 Ordinary Shares are issued and outstanding. No fractional iFone Shares are issued or outstanding and iFone holds no treasury shares. A list of all of the legal and beneficial holders of issued iFone Shares, and the total number of any class or series of iFone Shares owned by each such holder is set forth in Exhibit A hereto. All of the issued and outstanding iFone Shares have been duly authorized and validly issued, and are fully paid, are not subject to any right of rescission, and have been offered, issued, sold and delivered by iFone in compliance with all applicable registration or qualification requirements (or applicable exemptions therefrom) of all applicable laws, including but not limited to the laws of England and Wales.
          3.5.2 No Options, Warrants or Rights. As of the Agreement Date there are, and as of the Closing Date there will be, no options, warrants, convertible securities or any other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares in the capital of iFone or any securities convertible into or exchangeable for any shares in the capital of iFone or obligating iFone to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement (“Options”), and iFone has no liability for any dividends accrued but unpaid. Without limiting the foregoing, (i) the Option Agreement by and between iFone and Morgan O’Rahilly dated December 6, 2000, as amended on June 19, 2002, has been terminated, iFone no longer has any obligation in connection therewith and Morgan O’Rahilly has no right to any shares of iFone or Options relating to any shares of iFone (“iFone Equity Rights”) other than as set forth in Exhibit A hereto; (ii) there is no agreement, understanding or commitment (whether verbal or in writing) between iFone and any of its current or former employees or current or former shareholders to provide any iFone Equity Rights, other than as contemplated by this Agreement and the transactions contemplated hereby, or for Glu to provide any shares of Glu or Options relating to shares of Glu to any current or former employees or current or former shareholders of iFone, other than as set forth in this Agreement; (iii) the License Agreement entered into by iFone and Infogrames Europe S.A. on January 26, 2001 has been terminated and neither party owes any obligation pursuant to such agreement; (iv) Infogrames Europe S.A., its ultimate parent company and any other subsidiaries of that parent company (as well as successors, transferees or assigns) holds no iFone Equity Rights, including any right to the 5,000,000 C Ordinary Shares originally issued to Infogrames Europe S.A. on January 26, 2001; (v) the loan of £461,219 from Galloway Investments Holdings was repaid in full upon conversion of such loan into 9,508,635 B Ordinary Shares on January 1, 2004, the £750,000 Type A Convertible Loan Notes held by Galloway Investments Holdings was repaid in full upon conversion of such loan into 5,208,330 fully paid ordinary shares on June 4, 2003 and Galloway Investments Holdings (or any of its successors transferees or assigns) has no iFone Equity Rights except as set forth in Exhibit A hereto; (vi) the loan from Marlborough Holdings Limited was repaid in full on January 31, 2001 in part upon the conversion of 17, 999,800 B Ordinary Shares on December 6, 2000 and Marlborough Holdings Limited (or any of its successors transferees or assigns) has no iFone Equity Rights except as set forth in Exhibit A hereto.
          3.5.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than restrictions on transfer under applicable securities laws) applicable to any issued iFone Shares or to any other securities of iFone or to the transfer of any iFone Shares in the Exchange. iFone is not under any obligation to register (under any applicable law) any of its presently outstanding shares or other securities or any shares or other securities that may be subsequently issued.
     3.6 No Conflict.
          3.6.1 Neither the execution and delivery of this Agreement or any of the iFone Shareholder Ancillary Agreements by each of the iFone Shareholders, nor the consummation of the Exchange or any of the other transactions contemplated hereby or thereby, nor such iFone Shareholder’s discussion or negotiation with Glu of the Exchange or any other transaction contemplated hereby or thereby will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of any material instrument, agreement or contract, or any binding undertaking, understanding or commitment (whether verbal or in writing) to which such iFone Shareholder is a party or by which such iFone Shareholder or any of such iFone Shareholder’s assets or properties are bound and under which any member of the iFone Group could have liability. Neither the entering into this Agreement by such iFone Shareholder nor the performance by such iFone Shareholder of his, her or its obligations hereunder, nor the consummation of the Exchange, will give rise to, or trigger the application of, any rights of any third party (including without limitation rights of notice, rights to consent to an assignment or a change of control of iFone or rights of refusal) under any agreement, contract, binding understanding or commitment to which such iFone Shareholder is a party or is bound, that would come into effect due to the execution or delivery of this Agreement or any iFone Shareholder Ancillary Agreement or that would come into effect upon the Closing or thereafter. The consummation of the Exchange by such iFone Shareholder will not require the consent, release, waiver or approval of any third party.
          3.6.2 Neither the execution and delivery of this Agreement or any of the iFone Shareholder Ancillary Agreements by any of the iFone Shareholders, nor the consummation of the Exchange or any of the other transactions contemplated hereby or thereby, nor the iFone Shareholders’ discussion or negotiation with Glu of the Exchange or any other transaction contemplated hereby or thereby will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of: (i) any provision of the Memorandum of Association or the Articles of Association of iFone or any of its subsidiaries as currently in effect; (ii) any judgment by any court or tribunal of competent jurisdiction or any ruling of any governmental, regulatory or other authority of competent jurisdiction or any writ, decree or order applicable to iFone or any of its subsidiaries or any of their respective assets or properties; (iii) any relevant legislation, order, rule, regulation or similar instrument in any part of the world applicable to iFone or any of its subsidiaries or any of their respective assets or properties which would result in a Material Adverse Change to iFone; or (iv) any material instrument, agreement or contract, or any binding undertaking, understanding or commitment (whether verbal or in writing) to which iFone or any of its subsidiaries is a party or by which iFone or any of its subsidiaries or any of their respective assets or properties are bound. Neither the entering into this Agreement by the iFone Shareholders nor the performance by the iFone Shareholders of their obligations hereunder, nor the consummation of the Exchange, will give rise to, or trigger the application of, any rights of any third party (including without limitation rights of notice, rights to consent to an assignment or a change of control of iFone or rights of refusal) under any agreement, contract, understanding or commitment to which iFone is a party (except in the case of understandings with non-employees) or is bound, that would come into effect due to the execution or delivery of this Agreement or any iFone Shareholder Ancillary Agreement or that would come into effect upon the Closing or thereafter. The consummation of the Exchange by the iFone Shareholders will not require the consent, release, waiver or approval of any third party (including without limitation the consent of any party required to be obtained in order to keep any agreement or contract between such party and iFone (or any of its subsidiaries) in effect following the Closing or to provide that iFone (and/or any of its subsidiaries) is not in material breach or violation of any such contract or agreement following the Exchange).
     3.7 Litigation.
          3.7.1 There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against iFone, any of iFone’s subsidiaries, or any officer, director or shareholder of iFone or of any of iFone’s subsidiaries in their capacity as such before any court, administrative agency or arbitrator nor, to the iFone Shareholders’ knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been overtly threatened. To the knowledge of the iFone Shareholders, there is no judgment, decree, injunction, rule or order of any Governmental Authority, court or arbitrator outstanding against iFone, any of iFone’s subsidiaries or against or affecting any of their respective assets or properties (including but not limited to the iFone Shares).
          3.7.2 To the knowledge of each iFone Shareholder, there is no judgment, decree, injunction, rule or order of any Governmental Authority, court or arbitrator outstanding against such iFone Shareholder or any of such iFone Shareholder’s subsidiaries (or, to the knowledge of the iFone Shareholders, their respective general or limited partners or similar investors) affecting the iFone Shares held by such iFone Shareholder.
     3.8 Restricted Securities. Each iFone Shareholder acknowledges that the shares of Glu Special Junior Stock received by it, her or him hereunder, and the shares of Common Stock issuable upon the conversion of such shares of Glu Special Junior Stock, (collectively, the “Glu Shares”) are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from Glu in a transaction that is not being registered under the Securities Act, and that under the Securities Act and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each iFone Shareholder accepts and is able to bear the risks of holding the Glu Shares indefinitely. Each iFone Shareholder, together with its, her or his advisor, is capable of assessing the risks of an investment in the Glu Shares and is fully aware of the economic risks thereof.
     3.9 Acquisition Intent. The Glu Shares are being acquired for investment for each iFone Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and no such iFone Shareholder has any contract, undertaking, agreement, arrangement or present intention of selling, transferring, granting any participation in, or otherwise distributing the same. If other than an individual, such iFone Shareholder also represents it has not been organized for the purpose of acquiring the Glu Shares.
     3.10 Non-U.S. Person. Each iFone Shareholder’s residence (or if an entity, principle place of business) as indicated on Exhibit A is outside the United States (including its territories and possessions, any of the several States of the United States and the District of Columbia). At the time each iFone Shareholder made a decision to acquire the Glu Shares, such iFone Shareholder was outside of the United States (including its territories and possessions, any of the several States of the United States and the District of Columbia).
     3.11 Taxes.
          3.11.1 In all material respects, each member of the iFone Group has timely filed all national and foreign tax returns, declarations, reports, claims for refund, estimates and information returns and statements relating to taxes, including any schedule or attachment thereto or any amendment thereof (the “returns”) required to be filed, has timely deducted, withheld, paid or provided for all taxes required to be paid (whether or not shown on any return) in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. All such returns are true, complete and correct in all material respects and were prepared in substantial compliance with all applicable laws. The unpaid taxes of iFone did not, as of the Balance Sheet Date, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing or other differences between book and tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, iFone has not incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in generally accepted accounting principles, outside the ordinary course of business consistent with past custom and practice. To the best of the iFone Shareholders’ knowledge, iFone is not currently the beneficiary of any extension of time within which to file any tax return. iFone has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of iFone. iFone has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Neither iFone is nor any of its subsidiaries is delinquent in the payment of any tax or in the filing of any tax returns, and, to the knowledge of the iFone Shareholders, no deficiencies for any tax have been threatened, claimed, proposed or assessed. Neither iFone nor any of its subsidiaries has received any notification that any issues have been raised (and are currently pending) by any taxing authority (including but not limited to any franchise, sales or use tax authority) regarding iFone. To the knowledge of the iFone Shareholders, no director or officer (or employee responsible for tax matters) of iFone expects any Governmental Authority to assess any additional taxes for any period for which returns have been filed. No claim has ever been made by a Governmental Authority in a jurisdiction where iFone does not file returns that iFone is or may be subject to taxation by that jurisdiction.
          3.11.2 So far as the iFone Shareholders are aware nothing has occurred in consequence of which iFone or its subsidiaries is or may be held liable to pay or bear any tax which is primarily chargeable against or attributable to some person, firm or company.
          3.11.3 To the knowledge of the iFone Shareholders, neither iFone nor its subsidiaries have in the period of three years ending on the date of this Agreement been party to any non-arms length transaction that could reasonably be expected to have an impact on iFone’s taxes.
          3.11.4 Neither iFone nor its subsidiaries have in the period of three years ending on the date of this Agreement been party to or otherwise involved in any scheme or arrangement the main purpose or one of the main purposes of which was to avoid tax.
          3.11.5 iFone and each of its subsidiaries are registered for VAT in the United Kingdom, have not at any time in the last six years been treated as a member of a group of companies for VAT purposes, are not registered (or required to be registered) for local VAT or its equivalent in any Country other than the United Kingdom, have not made any election made pursuant to paragraph 2 of schedule 10 Value Added Tax Act 1994 and own no asset which is a capital item, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995.
          3.11.6 Neither iFone nor any of its subsidiaries have at any time within the period of six years ending with the date of this Agreement acquired any asset other than as trading stock from any other company (other than another member of the iFone Group) which at the time of the acquisition was a member of the same group of companies as such company (as defined in section 170 TCGA or paragraph 47 schedule 29 Finance Act 2002).
          3.11.7 There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to the assets of iFone or its subsidiaries or the shares of iFone or its subsidiaries and neither such assets nor such shares are subject to an HMRC charge.
          3.11.8 Neither iFone nor any of its subsidiaries has ever been resident outside the United Kingdom for the purposes of any tax legislation.
          3.11.9 None of the consideration for the sale of the iFone Shares to Glu will be treated as income in respect of which PAYE and/or National Insurance will have to be accounted.
          For the purposes of this Agreement, the terms “tax” and “taxes” include any income tax, gross receipts, alternative or add-on minimum income, gains, franchise, excise,

property, sales, use, transfer, employment, license, payroll (including any taxes or similar payments required to be withheld from payments of salary or other compensatory payments), ad valorem, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, social security (or similar), unemployment, disability, recording, value added or transfer taxes, and other taxes of any kind whatsoever imposed by any Governmental Authority (whether payable directly or by withholding and whether or not iFone or any of its subsidiaries is primarily liable for such taxes or has a right of recovery against any other party for such taxes), and, with respect to such taxes or to any returns or documents relating to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person.
     3.12 iFone Financial Statements. Attached as Schedule 3.12 to the iFone Disclosure Letter is iFone’s (i) unaudited balance sheet (the “Balance Sheet”) dated February 28, 2006 (the “Balance Sheet Date”), (ii) unaudited income statement and statement of cash flows for the two months ended February 28, 2006, (iii) unaudited balance sheet dated December 31, 2005, (iv) unaudited income statements and statements of cash flows for the year ended December 31, 2005, (v) audited balance sheet dated December 31, 2004, and (vi) audited income statements and unaudited statements of cash flows for the year ended December 31, 2004 and (vii) profit and loss statement for the two months ended February 28, 2006 (all such financial statements and any notes thereto are hereinafter collectively referred to as the “iFone Financial Statements”). The iFone Financial Statements (a) are in accordance with the books and records of iFone, (b) in respect of unaudited iFone Financial Statements, do not materially misrepresent the financial condition of iFone and in respect of audited iFone Financial Statements, fairly present in all material respects the financial condition of iFone, in each case at the date therein indicated and the results of operations for the period therein specified, and (c) have been prepared in accordance with United Kingdom generally accepted accounting principles applied on a consistent basis except, with respect to unaudited iFone Financial Statements, for any absence of notes thereto and subject to normal year-end audit adjustments. iFone has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the iFone Financial Statements, except for those that may have been incurred after the date of the iFone Financial Statements in the ordinary course of its business, consistent with past practice. Included in Schedule 3.12 of the iFone Disclosure Letter is a statement of iFone’s pro forma net working capital as of the date hereof, calculated as set forth therein.
     3.13 Title to Properties. iFone and each of its subsidiaries have legal and beneficial title to all of the respective assets and properties owned by them (including but not limited to those reflected on the Balance Sheet), free and clear of all mortgages, encumbrances, deeds of trust, security interests, pledges or liens other than Permitted Encumbrances. All machinery, vehicles, equipment, other tangible personal property and real property owned or leased by iFone and its subsidiaries or used in its business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which iFone or any of its subsidiaries is a party (i) are in full force and effect and (ii) iFone and its subsidiaries (as applicable) are not in material default of any of such leases. No lease pursuant to which iFone or any of its subsidiaries lease any real property (nor, with respect to leases of real property from any iFone

Shareholder or any corporation, firm or entity owned or controlled by an iFone Shareholder, the real property that is the subject of such lease) is collateral for the security of any obligation of any person or entity. Neither iFone nor any of its subsidiaries is in violation of any material zoning, building, safety or similar ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties. Neither iFone nor any of its subsidiaries owns any real property. For purposes of this Agreement, the term “Permitted Encumbrances” means any Encumbrance (a) (i) upon or in any equipment acquired or leased by iFone or any of its Subsidiaries solely to secure the purchase price or lease of such equipment or indebtedness incurred solely for the purposes of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition or lease, to the extent is confined solely to the property so acquired and improvements thereon; (b) of carriers, landlords, warehousemen, mechanics and materialmen, and similar persons incurred in the ordinary course of business securing obligations that are not yet delinquent or being contested in good faith; (c) incurred in the ordinary course of business in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pension or other social security obligations; (d) for taxes not yet due or due but not yet payable and for taxes subject to good faith dispute and which are adequately reserved on the iFone Financial Statements; and (e) non-exclusive licenses to iFone Products granted in the ordinary course of iFone’s business listed on Schedule 3.14 of the iFone Disclosure Letter. Neither iFone nor any landlord of iFone has given a notice of termination, in the form required in the applicable lease agreement, or agreed to a lease end date (other than a date specified on the face of the applicable lease agreement).
     3.14 iFone Product Offering. Schedule 3.14 to the iFone Disclosure Letter contains a complete list of iFone’s software products, games or other offerings published and/or distributed by iFone (the “iFone Published Products”), and all products, games or other offerings under license or development by iFone, including all products, games or other offerings which iFone has a license to develop (irrespective of whether formal development has commenced), with a scheduled final software delivery date (each an “iFone Product Under Development”, collectively with the iFone Published Products referred to as the “iFone Products”).
          3.14.1 Schedule 3.14.1 to the iFone Disclosure Letter sets forth, for the top ten iFone Products by revenue for the 2005 fiscal year and such other top iFone Products by 2005 revenue, that account for, in the aggregate, at least 90% of iFone’s revenue for the 2005 fiscal year (collectively, the “Key iFone Products”), the following: (a) a list of all contracts and agreements (including without limitation all development, copyright, trademark license, technology license, distribution or other agreement) material to the Key iFone Products; (b) whether the Key iFone Product is to be or has been developed internally (i.e., exclusively by employees of iFone) or externally (i.e., including one or more independent contractors) and a list of the agreements with such external developers or independent contractors; (c) the advances paid or payable; and the royalties and other payments payable, to any third parties with respect to such Key iFone Product; (d) a list of the third parties with distribution or publication rights; (e) the territory in which any third party has distribution rights; (f) a statement as to whether such distribution rights are exclusive or nonexclusive; (g) the price or royalty terms applicable to such distribution for such Key iFone Product; (h) the term of such distribution rights; and (i) whether iFone retains the unrestricted rights to distribute such Key iFone Product upon such expiration or early termination of such third parties’ rights.

          3.14.2 Schedule 3.14.2 to the iFone Disclosure Letter sets forth, for each iFone Product Under Development, the following: (a) the projected final software delivery date (such projection made in good faith as of the Agreement Date); (b) whether the iFone Product is being developed internally (i.e., exclusively by employees of iFone) or externally (i.e., including one or more independent contractors) and a list of the agreements with such external developers or independent contractors; and (c) an estimate of percentage of completion as of the date hereof for each iFone Product Under Development, it being understood that nothing herein shall constitute a representation or warranty of the ultimate actual delivery date or the actual current percentage of completion.
          3.14.3 Schedule 3.14.3 to the iFone Disclosure Letter sets forth, for each iFone Published Product, the following (a) a summary of sales or license receipts by all sales and licenses, through the Balance Sheet Date and (b) any advances against royalties made with respect to such iFone Published Product.
          3.15 Absence of Certain Changes. Between the Balance Sheet Date and the Agreement Date, there has not been with respect to iFone or any of its subsidiaries any:
          3.15.1 Material Adverse Change to iFone;
          3.15.2 amendment to the Memorandum of Association or Articles of Association of iFone or any of its subsidiaries;
          3.15.3 incurrence, creation or assumption by iFone or any of its subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of iFone or any of its subsidiaries; or (ii) any indebtedness for borrowed money;
          3.15.4 offer, issuance or sale of any debt or equity securities of iFone or any of its subsidiaries, or any options, warrants or other rights to acquire from iFone or any of its subsidiaries, whether directly or indirectly, any debt or equity securities of iFone or any of its subsidiaries;
          3.15.5 payment or discharge by iFone or any of its subsidiaries of any liability or indebtedness for borrowed money or any security interest, lien, claim, or encumbrance of any kind on any asset or property of iFone or any of its subsidiaries, or payment or discharge of any liability that was neither shown on the Balance Sheet nor incurred in the ordinary course of iFone’s business after the Balance Sheet Date in an amount in excess of US$50,000 for any single liability to a particular creditor;
          3.15.6 purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets or properties of iFone, other than (i) a license of any product or products of iFone or any of its subsidiaries made in the ordinary course of iFone’s business consistent with iFone’s past practices and (ii) a disposition, made in the ordinary course of iFone’s business consistent with iFone’s past practices, of tangible assets of iFone or any of its subsidiaries that are not, individually or in the aggregate, material to the conduct of the business of iFone or of any of its subsidiaries;
          3.15.7 damage, destruction or loss of any property or asset, whether or not covered by insurance in excess of an aggregate of US$25,000;
          3.15.8 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the iFone Shares, any split, combination or recapitalization of the iFone Shares or any direct or indirect redemption, purchase or other acquisition of any iFone Shares or any change in any rights, preferences, privileges or restrictions of any outstanding iFone Shares or other security of iFone;
          3.15.9 change or increase in the compensation payable or to become payable to any of the officers, directors, company secretary or employees of iFone or any of its subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation shares awards, share option grants, share appreciation rights or share option grants) made to or with any of such officers, directors, company secretary, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of iFone’s business;
          3.15.10 addition or change in position or employment status with respect to the senior management or other key personnel of iFone;
          3.15.11 obligation or liability incurred by iFone or any of its subsidiaries to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of iFone’s business;
          3.15.12 making by iFone or any of its subsidiaries of any loan or advance (other than a loan or advance for reasonable travel and related expenses incurred in the ordinary course of iFone’s business consistent with its past practices), or capital contribution to, or any investment in, any iFone Shareholder or any firm or business enterprise in which any iFone Shareholder or any of such iFone Shareholder’s immediate family (as such term is defined in Section 3.20 hereof), uncles, aunts or first cousins had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
          3.15.13 entering into, amendment of, relinquishment, termination or non-renewal by iFone or any of its subsidiaries of any material contract, lease, transaction, commitment or other right or obligation (or any group of the same that, taken together, is material to the business of iFone or any of its subsidiaries) other than in the ordinary course of its business;
          3.15.14 any written indication or assertion, or to the knowledge of the iFone Shareholders, oral assertion by (i) any customer of iFone, (ii) any person or entity who referred business to iFone or (iii) the other party to any iFone Material Agreement (as defined in Section 3.16), of (A) any material problems with iFone’s (or any of its subsidiaries’) services or performance, or (B) any desire to amend, relinquish, terminate or not renew any iFone Material Agreement;

          3.15.15 material change in the manner in which iFone or any of its subsidiaries extends discounts or credits to customers or otherwise deals with its customers;
          3.15.16 entering into by iFone or any of its subsidiaries of any contract or agreement that by its terms requires or contemplates a current and/or future financial obligation (inclusive of overhead expense) on the part of iFone or any of its subsidiaries involving in excess of US$50,000 and that is not entered into in the ordinary course of iFone’s business; or
          3.15.17 any license, transfer or grant of a right under any iFone IP Rights (as defined in Section 3.18), other than those licensed, transferred or granted by iFone in the ordinary course of iFone’s business consistent with its past practices.
          3.16 Contracts and Commitments/Licenses and Permits. Schedule 3.16 to the iFone Disclosure Letter sets forth a list of each of the following (i) written or oral contracts, agreements, commitments or other instruments to which iFone or any of its subsidiaries is a party or to which iFone or any of its subsidiaries or any of their respective assets or properties is bound and (ii) licenses and permits held by iFone:
          3.16.1 any agreement providing for payments by or to iFone in an aggregate amount of US$100,000 or more;
          3.16.2 any distribution, sales representative or similar agreement under which any third party is authorized to sell, market, provide or contract or take orders for, any products or services of iFone or any of its subsidiaries;
          3.16.3 any distribution, sales representative or similar agreement under which iFone is authorized to sell, market, provide or contract or take orders for, any products or services of any third party;
          3.16.4 any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from iFone or any of its subsidiaries in an aggregate amount of more than US$100,000;
          3.16.5 any contract or binding commitment in which iFone or any of its subsidiaries has granted or received most favored customer pricing provisions or exclusive marketing or distribution rights relating to any services or any market or geographic territory;
          3.16.6 any contract, agreement or binding commitment or, to the iFone Shareholders’ knowledge, any other commitment, which obligates or commits iFone or any of its subsidiaries to develop, enhance or customize any software, copyrightable content, technology or intellectual property;
          3.16.7 any contract, agreement or binding commitment that provides for the purchase, lease or license of any software (other than software generally available to the public on standard license terms at a per copy license fee of less than US$2,500 per copy or generally available at retail stores), copyrightable content, technology or intellectual property by, for or to (or for the benefit or use of) iFone and/or any of its subsidiaries, which software, content, technology or intellectual property is used (or is contemplated by iFone to be used) in connection with the business of iFone or any of its subsidiaries, or is incorporated in any product or service currently sold, licensed, provided, leased, distributed or marketed by iFone or any of its subsidiaries;
          3.16.8 any joint venture or partnership contract or agreement or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;
          3.16.9 any contract or binding commitment or, to the iFone Shareholders’ knowledge, any other commitment, for or relating to the employment of any officer, director, company secretary, employee or consultant of iFone or any of its subsidiaries that is not immediately terminable by iFone or the applicable iFone subsidiary without cost or other obligation or liability following the applicable notice period;
          3.16.10 any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee, performance (or other) bond or other agreement or binding commitment for the borrowing of money, for a line of credit;
          3.16.11 any lease or other agreement under which iFone or any of its subsidiaries leases, holds or operates (i) any real property owned by a third party (other than month-to-month leases of storage space), or (ii) any items of material personal property owned by a third party;
          3.16.12 any agreement or arrangement (or series of related agreements or arrangements) for the sale, licensing or leasing by iFone of any of its assets or properties other than sales to end users in the ordinary course of business;
          3.16.13 any agreement to which iFone is a party that restricts iFone or any of its subsidiaries from engaging in any material aspect of its business, from participating or competing in any line of business or market or that restricts iFone or any of its subsidiaries from engaging in any business in any market or geographic area other than in a nonmaterial respect;
          3.16.14 any iFone IP Rights Agreement (as defined in Section 3.18), other than any license to iFone or any iFone subsidiary of software generally available to the public on standard license terms at a per copy license fee of less than US$2,500 per copy or generally available at retail stores);
          3.16.15 any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any iFone Shares or other securities of iFone or any of its subsidiaries or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;
          3.16.16 any consulting or similar agreement under which iFone or any of its subsidiaries provides any consulting services to a third party in an aggregate amount of US$50,000 or more;

          3.16.17 any contract with or binding commitment to any labor union or any collective bargaining agreement;
          3.16.18 any agreement or contract pursuant to which iFone or any of its subsidiaries leases or otherwise provides the services of any of its employees to a third party;
          3.16.19 any agreement or contract of the type described in the second sentence of Section 3.20;
          3.16.20 any material Governmental Permit (as defined in Section 3.19); and
          3.16.21 any other agreement, contract, commitment or instrument not described in the foregoing subparagraphs of this Section 3.16 that is material to the business of iFone or any of its subsidiaries or provides another party a remedy which, if incurred, could result in a Material Adverse Change to iFone.
          There has been delivered or made available by iFone to Glu’s counsel, a true and complete copy of each written agreement, contract, Governmental Permit or other document described in any of the foregoing clauses 3.16.1 through 3.16.21 of this Section (such agreements, contracts, Governmental Permits and other documents (and in the case of binding oral agreements, contracts or commitments, a summary of all the material terms thereof) being hereinafter collectively referred to as the “iFone Material Agreements” and each individually as an “iFone Material Agreement”).
     3.17 No Default; No Consent Required; No Restrictions. Neither iFone nor any of its subsidiaries is in material breach, violation or default under any iFone Material Agreement. Except as set forth in Schedule 3.17 to the iFone Disclosure Letter, no consent or approval of any third party is required to ensure that, following the Closing, any iFone Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Exchange or by any other transaction contemplated by this Agreement or any iFone Shareholder Ancillary Agreement. Neither iFone nor any of its subsidiaries is a party to, and no asset or property of iFone or any of its subsidiaries is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits iFone or any of its affiliates from freely engaging in any business now conducted by any of them or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which iFone or any of its subsidiaries may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that iFone or any of its subsidiaries may address in operating their respective businesses), or includes any grants by iFone of exclusive licenses. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (a) result in a breach, violation or default of any of the provisions of any iFone Material Agreement, (b) give any third party (i) the right to declare a default or exercise any remedy under any iFone Material Agreement, (ii) the right to a rebate, chargeback, penalty or other material change in terms under any iFone Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of iFone or any of its subsidiaries under any iFone Material Agreement, or (iv) the right to cancel, terminate or modify any iFone Material

Agreement, except in each such case for such defaults, acceleration rights, termination rights and other rights that have not had, and could not reasonably be expected to result in a Material Adverse Change to iFone. Neither iFone nor any subsidiary of iFone has received any notice or other communication regarding any actual or possible material breach or violation of, or default under, any iFone Material Agreement.
     3.18 Intellectual Property.
          3.18.1 iFone and its subsidiaries own, or have the valid right or license to use, possess, sell or license, all Intellectual Property (as defined below) necessary or required in order for iFone and its subsidiaries to conduct their present respective businesses as currently conducted (such necessary or required Intellectual Property being hereinafter collectively referred to as the “iFone IP Rights”). As used in this Agreement, the term “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, embodying, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records.
          3.18.2 Neither the execution, delivery and performance of this Agreement, nor the consummation of the Exchange or any of the other transactions contemplated hereby and/or by any of the iFone Shareholder Ancillary Agreements will: (a) constitute a breach of or default under any instrument, contract, license or other agreement governing any iFone IP Right to which iFone or any of its subsidiaries is a party (collectively, the “iFone IP Rights Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any iFone IP Right; or (c) adversely affect the right of iFone to use, possess, sell or license any iFone IP Right or portion thereof. With respect to iFone IP Rights Agreements in which iFone or any of its subsidiaries is the licensee, to the extent (i) the licensor is subject to the bankruptcy laws of the United States and (ii) the subject matter for such IP Right Agreement qualifies as “intellectual property” under the United States Bankruptcy Code, the licenses granted under such iFone IP Rights Agreements may survive in the event of the licensor’s bankruptcy or insolvency and assuming the licensee makes correct and timely elections under the applicable provision.
          3.18.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed by iFone or any of its subsidiaries to any third party, or currently utilized, sold, provided or furnished by iFone or any of its subsidiaries or currently under development by iFone or any of its subsidiaries violates any license or agreement between iFone or any of its subsidiaries and any third party or infringes or misappropriates any

Intellectual Property of any other party (other than patent rights) or, to the knowledge of the iFone Shareholders, infringes or misappropriates any patent rights; provided however, that iFone and the iFone Shareholders make no representation or warranty that any product or service owned or developed by a third party other than iFone or any of its subsidiaries does not infringe or misappropriate any Intellectual Property of any other party. No claim, suit or litigation is pending or, to the knowledge of the iFone Shareholders, threatened, against iFone, any of iFone’s subsidiaries or any iFone Shareholder, that contests the validity, ownership or right of iFone or any of its subsidiaries to use, possess, sell, market, advertise, license or dispose of any iFone IP Right or asserts that iFone or any of its subsidiaries has infringed or is infringing any Intellectual Property of any third party, nor, to the knowledge of the iFone Shareholders, is there any valid basis for any such claim, suit or litigation. Neither iFone nor any of its subsidiaries has received any notice asserting that any iFone IP Right or the proposed use, sale, license or disposition thereof by iFone or any of its subsidiaries conflicts or will conflict with or infringe or misappropriate the rights of any other party.
          3.18.4 To the iFone Shareholders’ knowledge, no employee, consultant or independent contractor of iFone or any subsidiary of iFone: (a) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, iFone or such subsidiary or using trade secrets or proprietary information of others; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for iFone or any of its subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or in any Intellectual Property related thereto. To the knowledge of the iFone Shareholders, the employment by iFone or any subsidiary of iFone (or, after the Closing, by Glu or any subsidiary of Glu) of any employee of iFone or any subsidiary of iFone or the use by iFone or any subsidiary of iFone (or, after the Closing, by Glu or any subsidiary of Glu) of the services of any consultant or independent contractor does not subject iFone or any such subsidiary to any liability to any third party.
          3.18.5 iFone and its subsidiaries have taken reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the trade secrets of iFone and its subsidiaries (including, but not limited to, computer software source code) and all iFone’s ownership interests and proprietary rights therein. All officers, employees and consultants of iFone and its subsidiaries having access to proprietary information of iFone or any of its subsidiaries, its customers or business partners, have executed and delivered to iFone an agreement regarding the protection of such proprietary information; and copies of the form of all such agreements have been delivered to Glu’s counsel. iFone and its subsidiaries have secured valid assignments or have obtained licenses (either through agreements or by operation of law) from all consultants, contractors and employees of iFone or any subsidiary of iFone who were involved in, or who contributed to, the creation or development of any iFone IP Rights, of the rights to such contributions that may be owned by such persons or that iFone does not already own by operation of law (“Contractor Rights”). No current or former employee, officer, director, consultant or independent contractor of iFone or of any subsidiary of iFone has any right, license, claim or interest whatsoever in or with respect to any iFone IP Rights, other than moral rights or other rights that cannot legally be assigned or licensed (collectively, “Restricted IP Rights”), and, with respect to such Restricted IP Rights, iFone has obtained such licenses, releases and waivers with respect to such Restricted IP Rights as are necessary to enable iFone to utilize such Restricted IP Rights as they are used in the business of iFone and its subsidiaries without infringement or violation of such Restricted IP Rights.
          3.18.6 Schedule 3.18.6 to the iFone Disclosure Letter contains a complete list of (i) all worldwide registrations made or held by iFone, any subsidiary of iFone or any iFone Shareholder with respect to any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs, in the case of any iFone Shareholder, to the extent such are used in the business of iFone or any of its subsidiaries; and (ii) all applications, registrations, filings and other formal actions made or taken pursuant to English national, provincial, local and foreign laws by iFone, any subsidiary of iFone or any iFone Shareholder to secure, perfect or protect its or his/her interest in any iFone IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks. All filings renewal and extension fees, including without limitation all fines, penalties and interest in respect of such registered Intellectual Property have been paid in full and by the date due.
          3.18.7 Schedule 3.18.7 to the iFone Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements to which iFone or any of its subsidiaries is a party and pursuant to which any person or entity is authorized to use any iFone IP Rights, and (ii) all licenses, sublicenses and other agreements as to which iFone or any of its subsidiaries is a party and pursuant to which iFone or any of its subsidiaries is expressly licensed or otherwise authorized to use any Intellectual Property (including without limitation software) of any third party (“Third Party IP Rights”), other than licenses of software that are generally available to the public on standard license terms at a per copy license fee of less than US$2,000 per copy or that are generally available at retail stores.
          3.18.8 Neither iFone nor any of its subsidiaries, nor any other party acting on its or their behalf and with their authorization, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any iFone Source Code (as defined below), except for disclosures of such iFone Source Code to employees and contractors of iFone or any of its subsidiaries who have executed written agreements with iFone not to disclose such iFone Source Code to others and not to use any of such iFone Source Code except for the benefit of iFone or an iFone subsidiary as directed by iFone or such subsidiary of iFone. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any iFone Source Code (as defined below). Schedule 3.18.8 of the iFone Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which iFone has deposited, or is or may be required to deposit, with an escrow holder or any other party, any iFone Source Code and further describes whether the execution of this Agreement or the consummation of the Exchange or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any

iFone Source Code. As used in this Section 3.18.8, “iFone Source Code” means, collectively, any software source code (including without limitation any material portion or aspect of any software source code, or any material proprietary information or algorithm contained in or relating to any software source code) that is owned by iFone, any subsidiary of iFone or (if used in the business of iFone or any subsidiary of iFone) any iFone Shareholder.
          3.18.9 Schedule 3.18.9 of the iFone Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by iFone or any of its subsidiaries in any way in the iFone Products, (to the iFone Shareholders’ knowledge) the Third Party IP Rights, or the business or its subsidiaries, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by iFone any of its subsidiaries). iFone is in compliance in all material respects with the terms and conditions of all licenses for the Open Source Materials. Neither iFone nor any of its subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the iFone Products or the Third Party IP Rights; (ii) distributed Open Source Materials in conjunction with any iFone Products or any of the Third Party IP Rights; or (iii) used Open Source Materials, in such a way that creates, or purports to create obligations for iFone or any of such subsidiary with respect to any iFone Products or Third Party IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any iFone Products or Third Party IP Rights (including, without limitation, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          3.18.10 To the knowledge of the iFone Shareholders, there is no unauthorized use, disclosure, infringement or misappropriation of any iFone IP Rights or any Intellectual Property of iFone or any of its subsidiaries by any third party, including any employee or former employee of iFone or any of its subsidiaries. Neither iFone nor any of its subsidiaries has agreed, pursuant to any written agreement, to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by iFone or any subsidiary of iFone.
          3.18.11 Neither iFone nor any of its subsidiaries has any liability (and, to the iFone Shareholders’ knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against iFone or any of its subsidiaries that could give rise to any liability that could would result in a Material Adverse Change to iFone) for damages arising from any nonconformity to any contractual commitment, express or implied warranty, or legally actionable product specifications or representations provided to customers in excess of any reserves therefor reflected on the Balance Sheet.

          3.18.12 Schedule 3.18.12 to the iFone Disclosure Letter contains a complete list of all software development tools used by iFone in the development of any of the iFone Products, except for any such tools that are generally available and are used in their generally available form (such as standard compilers) (the “Development Tools”). Schedule 3.18.12 to the iFone Disclosure Letter also sets forth, for each Development Tool: (a) for any Development Tool not entirely developed internally by iFone employees, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (b) a list of any third parties with any rights to receive royalties or other payments with respect to such Development Tool, and a schedule of all such royalties payable; (c) a list of any restrictions on iFone’s unrestricted rights to use and distribute such Development Tool; and (d) a list of all agreements with third parties for the use by such third party of such Development Tool. iFone has sufficient right, title and interest in and to the Development Tools for the conduct of its business as currently conducted.
     3.19 Compliance with Laws. iFone has complied in all material respects with all applicable national, provincial, or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to iFone or to iFone’s assets, properties, and business (including, but not limited to, the Data Protection Act 1988, the Companies Act 1985 (as amended), and the Welfare Reform and Pensions Act 1999). iFone holds all material permits, licenses and approvals from, and has made all material filings with, third parties, including government agencies and authorities (“Governmental Permits”), that are necessary for the operation of iFone’s present business.
     3.20 Certain Transactions and Agreements. To the knowledge of the iFone Shareholders, none of the directors or officers of iFone or any of its subsidiaries, nor any member of their immediate families (as defined below) and, to the knowledge of the iFone Shareholders, none of the iFone Shareholders or any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, iFone or any of its subsidiaries (except with respect to any interest in less than one percent (1%) of the shares of any company whose shares are publicly traded). None of the directors, or to the knowledge of the iFone Shareholders, officers or employees of iFone or any of its subsidiaries, or, any iFone Shareholder or any member of the immediate families, or any of their uncles, aunts or first cousins of any director, officer, employee or shareholder of iFone or any of its subsidiaries, is a party to, or is otherwise directly or indirectly interested in, any contract or informal arrangement with iFone or any of its subsidiaries, except for normal compensation for services as an officer, director or employee thereof that have been disclosed in writing to Glu. None of the directors or shareholders of iFone or any of its subsidiaries nor any member of their immediate families, nor any of the officers or employees of iFone or any of its subsidiaries, has any interest in any property, real or personal, tangible or intangible (including but not limited to any iFone IP Rights or any other Intellectual Property) that is used in, or that was developed for use in, the business of iFone or any of its subsidiaries, except for the normal rights of a shareholder under applicable law. As used herein, “immediate family” means and includes a person’s grandparents, parents, sisters and brothers, spouse, father and mother-in-law, sisters and brothers-in-law, children and grandchildren.

     3.21 Employees and Other Compliance.
          3.21.1 iFone is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters in each of the jurisdictions in which it conducts business. A list of all employees, officers, directors, company secretary and consultants of iFone, their title, date of hire, notice period, employer entity and current compensation, as well as any other benefits, is set forth on Schedule 3.21.1 of the iFone Disclosure Letter. iFone does not have any employment contracts or consulting agreements currently in effect that are not terminable on notice or whose lawful termination would result in any payment to the terminated employee greater than the minimum amounts required by English law upon termination of an employee (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions or as may be required by law).
          3.21.2 iFone (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not a party to or otherwise subject to any other contract or agreement, written or oral, with any trade or labor union, works council, employees’ association or similar organization, and (iv) is not involved in any current or threatened industrial or trade disputes. The iFone Shareholders have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations and have no knowledge that any key employee of iFone intends to leave the employ of iFone.
          3.21.3 All contributions due have been made or accrued on the iFone Financial Statements with respect to any pension or superannuation or similar scheme, or profit sharing plan maintained by iFone except those contributions accruing after the Balance Sheet Date in the ordinary course.
          3.21.4 Schedule 3.21.4 to the iFone Disclosure Letter lists each employment, severance or other similar contract, arrangement, policy or practice (whether or not legally binding) and each scheme, plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ benefits, holiday benefits, severance benefits, disability benefits, death in service benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, share options, share purchase, phantom share, share appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by iFone and covers any employee or former employee or consultant or former consultant of iFone. Such contracts, plans and arrangements as are described in such Schedule 3.21.4 are hereinafter collectively referred to as the “iFone Benefit Arrangements.” The iFone Benefit Arrangements has been maintained in compliance in all material respects with their terms and with the requirements prescribed by any and all supranational, national, municipal, local and other government laws, statutes, orders, rules and regulations that are applicable to such iFone Benefit Arrangements and iFone is in compliance in all material respects with the terms of all iFone Benefit Arrangements. iFone has delivered or made available to Glu or its counsel a complete and correct copy and summary description of the iFone Benefit Arrangements.
          3.21.5 There are no schemes in operation for the benefit of the employees, officers, directors, company secretary and consultants of iFone for the payment of or contribution towards any pension or superannuation or other like benefits in relation to old age, retirement or death.
          3.21.6 There has been no amendment to, written interpretation or announcement (whether or not written) by iFone relating to, or change in employee participation or coverage under, any iFone Benefit Arrangement that would increase materially the expense of maintaining such iFone Benefit Arrangement above the level of the expense incurred in respect thereof for iFone’s fiscal year ended December 31, 2004. No agreement has been reached with any employee, officer, director, company secretary or consultant, or any trade union or other body representing any or all such individuals that will result at some future time in an increase in the level of salary, fees or benefits payable to any or all such individuals. There are no terms of employment or engagement for any employee, officer, director, company secretary or consultant of iFone which provide that a change in control of iFone (however change of control may be defined, if at all) shall entitle such individual to treat the change of control as amounting to a breach of contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.
          3.21.7 To the knowledge of the iFone Shareholders, no former employee of iFone has any claim against iFone whether relating to such employee’s employment with iFone, termination of employment or any other matter or circumstance, and iFone is not engaged or involved in any actual or, to the knowledge of the iFone Shareholders, pending or threatened legal proceedings with any current or former employee, officer, director, company secretary or consultant of iFone.
          3.21.8 iFone has paid to the Inland Revenue and any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of its employees in respect of their employment by iFone up to the Closing Date. iFone has paid all remuneration and other benefits of all its employees, officers, directors, company secretary and consultants up to the Closing Date.
     3.22 Corporate Documents. iFone has made available to Glu for examination: (a) copies of the Memorandum of Association and Articles of Association of iFone and each of its subsidiaries as currently in effect and incorporating or having annexed thereto to all resolutions or agreements referred to in Section 380 of the Companies Act of 1985, as amended (the “Companies Act”); (b) the minute books containing all records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof, of iFone and each of its subsidiaries; (c) the register of members reflecting all share issuances and legal transfers of iFone and each of its subsidiaries; (d) all permits, orders, and consents issued by, and filings by iFone or any of its subsidiaries with, any regulatory agency with respect to iFone, or any securities of iFone, and all applications for such permits, orders, and consents; and (e) all the iFone Material Agreements.

     3.23 No Brokers. Other than UBS Limited, neither iFone, any subsidiary of iFone nor any affiliate of iFone or any of its subsidiaries is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Exchange or any other transaction contemplated by this Agreement or any iFone Shareholder Ancillary Agreement, and Glu will not incur any liability, either directly or indirectly, to any investment banker, broker, finder or similar party as a result of this Agreement or the Exchange. A complete and correct written copy of all agreements, contracts, undertakings, understandings or binding commitments of any character (whether written or oral) with UBS Limited have been provided to Glu or its counsel.
     3.24 Books and Records.
          3.24.1 The register of members, minute books and other statutory books, records and accounts of iFone and its subsidiaries are in all material respects true, complete, up-to-date and correct, are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of iFone.
          3.24.2 In the event that any iFone Shareholders have been issued with consolidated iFone Share Certificates representing their entire holding of iFone Shares, all earlier iFone Share Certificates previously issued by iFone to such iFone Shareholders have been duly collected and cancelled by iFone.
          3.24.3 iFone has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances (taking into account the size and status of the Company as a privately held company incorporated in England and Wales that is not subject to the requirements of the U.S. Sarbanes-Oxley Act) that: (a) transactions are executed in accordance with management’s general or specific authorization; and (b) transactions are recorded as necessary to maintain accountability for the existence of assets.
          3.25 Insurance. iFone maintains and at all times during the prior year has maintained fire and casualty, general liability, errors and omissions, business interruption and product liability insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses. Schedule 3.25 to the iFone Disclosure Letter sets forth a list of all insurance policies held by iFone, the type of coverage provided by each of them, annual premiums, and any claims made thereunder. iFone has not received written notice of cancellation of any insurance and there is no fact or event that provides a basis for cancellation.
     3.26 Environmental Matters.
          3.26.1 Except as could not be reasonably likely to result in a Material Adverse Effect on the Company, (x) during the period that iFone has leased or owned its respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities that resulted from any act or omission of iFone or any of its employees, agents or invitees, and (y) the iFone Shareholders have no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to iFone having taken possession of any of such properties or facilities. For the purposes of this Agreement, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (a) any supranational law applicable in England, (b) English national or local laws or U.S. federal, state or local law; or (c) regulations promulgated under any of the above acts, laws or statutes, in each case, which are applicable to iFone or any of its subsidiaries at the Agreement Date.
          3.26.2 None of the properties or facilities of iFone is in material violation of any national or local ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that iFone has owned or leased its properties and facilities, neither iFone nor, to the knowledge of the iFone Shareholders, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.
     3.27 Board Approval. The Board of Directors (or similar governing body) of each iFone Shareholder (except where such iFone Shareholder is an individual) has unanimously approved this Agreement, the Exchange and all the agreements, transactions and actions contemplated hereby and such iFone Shareholder’s entering into, execution, delivery and the performance of such iFone Shareholder’s obligations under this Agreement and the Ancillary Agreements to which such iFone Shareholder is a party. All rights of first refusal on transfers of iFone Shares contained in the Memorandum of Association or Articles of Association of iFone, each as amended, that would apply in any manner to the Exchange any other transaction or agreement contemplated by this Agreement, have been (and, with respect to the iFone Shareholders, in Section 2.1 and Section 12.12 hereof are) waived and released by iFone, the iFone Shareholders and, to the iFone Shareholders’ knowledge, all other parties (if any) who may have any of such rights.
     3.28 No Existing Discussions. Neither iFone, the iFone Shareholders nor any director, officer, shareholder, employee or agent of iFone or any iFone Shareholder is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction (as defined in Section 5.11).
     3.29 Acknowledgement of Consulting Agreement. Each of the iFone Shareholders acknowledges and approves that at or about the Closing, LOLA, a Societe Anonyme Monegasque (the “Consultant”) is entering into the Consulting Agreement substantially in the form attached hereto as Exhibit G (the “Consulting Agreement”) pursuant to which the Consultant will be eligible to receive shares of Glu Special Junior Stock and subordinated promissory notes substantially in the form of the Earnout Notes upon the completion of certain strategic objectives as set forth in the Consulting Agreement. Each iFone Shareholder acknowledges and agrees that no iFone Shareholder, other than the Consultant, has any rights or agreements, pursuant to the Consulting Agreement, to purchase or otherwise acquire (whether directly or indirectly) from Glu any shares of Glu’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Glu’s capital stock, and hereby agrees never to raise, and hereby waives, any objection to the Consulting Agreement. The Consultant acknowledges and agrees that such Consultant has no rights or agreements to purchase or otherwise acquire (whether directly or indirectly) from Glu any shares of Glu’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Glu’s capital stock, except as set forth in this Agreement and the Consulting Agreement.
     3.30 Disclosure. Neither this Agreement, its exhibits and schedules and the iFone Disclosure Letter, nor any of the certificates or documents required to be delivered by iFone and/or the iFone Shareholders to Glu by this Agreement at or in connection with the Closing, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF GLU
     Glu hereby represents and warrants to each of the iFone Shareholders that, except as set forth in the letter addressed to the iFone Shareholders from Glu and dated as of the Agreement Date which has been delivered by Glu to the iFone Shareholders concurrently with the parties execution of the Agreement (including all schedules thereto, the “Glu Disclosure Letter”) referencing a specific representation, warranty or statement herein (clearly indicating the applicable section and, if applicable, subsection), each of the following representations, warranties and statements contained in the following Sections of this Article 4 is true and correct. For all purposes of this Agreement (including without limitation Articles 8), the statements contained in one section or subsection of the Glu Disclosure Letter shall be deemed to apply to other sections or subsections where the application of such disclosures or exceptions to such other sections or subsections is readily apparent from the face of such disclosure or exception, and provided that Glu has used good faith commercially reasonable efforts to include a cross reference to such other sections or subsection.
     4.1 Organization and Good Standing. Glu is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Glu has delivered to counsel to the iFone Shareholders, true and correct copies of Glu’s Articles of Incorporation and Bylaws, each as amended to date. Glu is not in violation of its Articles of Incorporation or Bylaws.
     4.2 Power, Authorization and Validity.
     4.2.1 Power and Authority. The execution, delivery and performance of this Agreement and each of the Glu Ancillary Agreements by Glu have, prior to the date hereof, been duly and validly approved and authorized by Glu’s Board of Directors and the Glu Shareholder Approval has, prior to the date hereof, been obtained in compliance with applicable law (including without limitation the California General Corporation Law) and agreements and Glu’s Articles of Incorporation and Bylaws, each as amended. Glu has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the Glu Ancillary Agreements and has all requisite corporate power and authority to take any and all actions that may be necessary on Glu’s part to consummate the Exchange.
          4.2.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by Glu to enable Glu to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the Glu Ancillary Agreements and to consummate the Exchange, except for the filing by Glu with the SEC or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the Securities Act and/or applicable state securities laws on which Glu relies in issuing shares of Glu Special Junior Stock pursuant to this Agreement.
          4.2.3 Enforceability. This Agreement and the Glu Ancillary Agreements are, or when executed by Glu and each of the other parties thereto will be, valid and binding obligations of Glu, enforceable against Glu in accordance with their respective terms, except as to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     4.3 Capitalization of Glu.
          4.3.1 Stock. Prior to the filing of the Restated Articles, the authorized capital stock of Glu consists of (i) 68,500,000 shares of Glu Common Stock, no par value per share, 15,558,320 of which are issued and outstanding and (ii) 37,191,842 shares of Preferred Stock of Glu, no par value per share, of which 6,940,096 shares have been designated Glu Series A Stock, all of which are issued and outstanding, 8,962,036 shares have been designated Glu Series B Stock, 8,593,750 of which are outstanding, 12,046,016 shares have been designated Glu Series C Stock, all of which are outstanding, 6,752,000 shares have been designated Glu Series D Stock, 6,701,510 of which are issued and outstanding, and 2,491,694 shares have been designated Glu Series D-1 Stock, all of which are issued and outstanding. All of the issued and outstanding shares of Glu Common Stock and Glu Preferred Stock have been validly issued and are fully paid and nonassessable. Following the filing of the Restated Articles, the authorized capital stock of Glu will consist of (i) 100,000,000 shares of Glu Common Stock, no par value per share, 15,558,320 of which will be issued and outstanding (subject to adjustment for any issuance of shares of Glu Common Stock following the Agreement Date pursuant to Glu’s Second Amended and Restated 2001 Stock Option Plan (the “Plan”) or pursuant to the exercise of any warrant to purchase shares of Glu Common Stock outstanding as of the Agreement Date) and (ii) 51,094,358 shares of Preferred Stock of Glu, no par value per share, of which 6,940,096 shares will have been designated Glu Series A Stock, all of which will be issued and outstanding, 8,962,036 shares will have been designated Glu Series B Stock, 8,593,750 of which will be outstanding (subject to adjustment for any issuance of shares of Glu Series B Stock following the Agreement Date pursuant to the exercise of any warrant to purchase shares of Glu Series B Stock outstanding as of the Agreement Date), 12,046,016 shares will have been designated Glu Series C Stock, all of which will be issued and outstanding, 7,200,000 shares will have been designated Glu Series D Stock, 6,701,510 of which will be issued and outstanding, 2,491,694 shares will have been designated Glu Series D-1 Stock, all of which will be issued and outstanding, and 13,454,516 shares will have been designated Glu Special Junior Stock, of which, upon the Closing, a number of shares of Glu Special Junior Stock equal to the number of Transaction Shares will be issued and outstanding.
          4.3.2 Options. Under the Plan, as of the Agreement Date, (i) options to purchase 6,602,341 shares have been granted and are currently outstanding, and (ii) 1,179,538 shares of Glu Common Stock remain available for future issuance to officers, directors, employees and consultants of Glu. Except for (a) options outstanding under the Plan and the shares reserved for issuance under the Plan, (b) the conversion privileges of the Glu Preferred Stock (c) as described in Schedule 4.3.2 to the Glu Disclosure Letter, and except as may be granted pursuant to this Agreement and the Glu Ancillary Agreements, there were no options, warrants, convertible securities or any other securities, calls, commitments or conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) from Glu any shares of Glu’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Glu’s capital stock.
     4.4 Financial Statements. Attached as Schedule 4.4 to the Glu Disclosure Letter is Glu’s (i) unaudited balance sheet dated February 28, 2006, (ii) an unaudited income statement and statement of cash flows for the two months ended February 28, 2006, (iii) unaudited balance sheet of Glu dated December 31, 2005, (iv) unaudited income statements and statements of cash flows for the year ended December 31, 2005, (v) audited balance sheets of Glu dated December 31, 2004, (vi) audited income statements and statements of cash flows for the year ended December 31, 2004 and (vii) a profit and loss statement for the two months ended February 28, 2006 (all such financial statements of Glu and any notes thereto are hereinafter collectively referred to as the “Glu Financial Statements”). The Glu Financial Statements (a) are in accordance with the books and records of Glu, (b) fairly present the financial condition of Glu at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. Glu has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Glu Financial Statements, except for those that may have been incurred after the date of the Glu Financial Statements in the ordinary course of its business, consistent with past practice.
     4.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the Glu Ancillary Agreements by Glu nor the consummation of the Exchange or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation of Glu, subject to the filing of the Restated Articles with the California Secretary of Sate, or Bylaws or other charter documents of Glu as currently in effect; or (ii) any U.S. federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Glu or any of its respective assets or properties.

     4.6 Validity of Shares. The shares of Glu Special Junior Stock to be issued pursuant to the Exchange will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable; (b) will be free and clear of any claim, lien, security interest, pledge, escrow, preemptive right, right of first refusal or right of first offer, except for (i) liens and encumbrances applicable restrictions on transfer imposed by applicable securities laws, including those imposed by Rule 506 of Regulation D, Regulation S or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act, and under applicable “blue sky” state securities laws, (ii) any claim, lien (including any tax lien), security interest, pledge, escrow, preemptive right, right of first refusal or right of first offer created by or arising from any act or omission of iFone or any of the iFone Shareholders, and (iii) as provided in the iFone Shareholder Ancillary Agreements, the Escrow Agreement or this Agreement; and (c) subject to and assuming the continuing accuracy at all times through the Closing Date of all representations and warranties of each of the iFone Shareholders contained Article 3 and compliance with the covenants contained in Article 5, have been offered, issued, sold and delivered by Glu in compliance with the registration or qualification requirements (or applicable exemptions therefrom) of the Securities Act and the securities laws of England.
     4.7 No Brokers. Neither Glu, any subsidiary of Glu nor any affiliate of Glu or any of its subsidiaries (the “Glu Group”) is obligated by any agreement made by any member of the Glu Group for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Exchange or any other transaction contemplated by this Agreement, and Glu will not incur any liability, either directly or indirectly, to any investment banker, broker, finder or similar party as a result of this Agreement or the Exchange by reason of any act, agreement or omission of Glu or any of its employees, officers, company secretary, directors, shareholders, agents, subsidiaries or affiliates.
     4.8 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against Glu or any of its subsidiaries (or to Glu’s knowledge, against any officer, director, employee or agent of Glu or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with Glu or such subsidiary) before any court, administrative agency or arbitrator that, if determined adversely to Glu or such subsidiary (or any such officer, director, employee or agent) would result in a Material Adverse Change to Glu, or that could prevent, enjoin or materially alter or delay the consummation of the Exchange or any other material transaction contemplated by this Agreement, nor, to Glu’s knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened.
     4.9 Acquisition of iFone Shares. Glu is acquiring the iFone Shares to be sold, transferred and assigned to it by the iFone Shareholders hereunder for investment and not with a view to, or for sale in connection with, any unlawful distribution of such stock within the meaning of the Securities Act.
     4.10 Intellectual Property.
          4.10.1 Glu is the owner of, or has the valid license or right to use, possess, sell or license all of the Intellectual Property that is used or required in connection with its business as currently conducted (the “Glu Intellectual Property Rights”) and nothing has been done or omitted to be done by Glu which may cause any of it to cease to be so.
          4.10.2 To Glu’s knowledge, none of the Glu Intellectual Property Rights conflicts with or infringes upon the valid rights of third parties in any material respect, and Glu has not received any notice of infringement upon or conflict with the asserted rights of others. Glu has not received any communications alleging that Glu has violated or, by conducting its business as currently conducted or as currently proposed to be conducted, would materially violate any of the Intellectual Property rights of any other person and, to Glu’s knowledge, there is no basis for the foregoing, including under agreements and licenses which Glu has entered into with third parties. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Exchange and the other transactions contemplated by this Agreement and the Glu Ancillary Agreements will result in any forfeiture or termination of, breach of, or other material restriction being imposed on or any adverse effect accruing to, any of the Glu Intellectual Property Rights, including under any agreement governing any Glu Intellectual Property Rights to which Glu is a party (collectively, the “Glu IP Rights Agreements”). Schedule 4.10 of the Glu Disclosure Letter sets forth all outstanding options, licenses or agreements of any kind relating to the Glu Intellectual Property Rights, and any options, licenses or agreements of any kind with respect to the inventions, patents, trademarks, service marks, trade names, works of authorship (including software), copyrights, trade secrets, information, proprietary rights or processes of any other person or entity, excluding any licenses for off-the-shelf software Glu is bound by or a party to. Set forth in Schedule 4.10 of the Glu Disclosure Letter is a list of Glu’s patents, patent applications, registered copyrights, copyright applications, registered trademarks and trademark applications. All filings, renewal and extension fees, including without limitation all fines, penalties and interest in respect of such registered Intellectual Property have been paid in full and by the date due. Glu, after reasonable investigation, is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his or her duties for Glu or that would conflict with Glu’s business as currently conducted and as proposed to be conducted. Glu does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by Glu. Glu is not subject to any “open source” or “copyleft” obligations or otherwise required to make any public disclosure or general availability of source code either used or developed by the Company.
          4.10.3 Glu and its subsidiaries have taken reasonable steps to protect and preserve the secrecy and confidentiality of the trade secrets of Glu and its subsidiaries (including, but not limited to, computer software source code) and all Glu’s ownership interests and proprietary rights therein. All officers, employees and consultants of Glu and its subsidiaries with access to proprietary information of Glu or any of its subsidiaries, its customers or business partners, have entered into an agreement with Glu protecting such proprietary information. Glu and its subsidiaries have either secured valid assignments or obtained licenses (either through agreements or by operation of law) from all consultants, contractors and employees of Glu or any subsidiary of Glu who were involved in or contributed to the creation or development of any Glu IP Rights, of the rights to such contributions that may be owned by such persons or that Glu does not already own by operation of law (“Glu Contractor Rights”). No current or former employee, officer, director, consultant or independent contractor of Glu or of any subsidiary of Glu has any right, license, claim or interest in or with to any Glu IP Rights, other than moral rights or other rights which cannot be legally assigned (“Glu Restricted IP Rights”), and Glu has, obtained all licenses, releases and waivers with respect to such Restricted IP Rights as are necessary to enable Glu to utilize such Restricted IP Rights as they are used in the business of Glu and its subsidiaries without infringement or violation of such Restricted IP Rights.
          4.10.4 Neither Glu nor any of its subsidiaries, nor any other party acting on its or their behalf and with their authorization, has disclosed or delivered any Glu Source Code (as defined below) to any escrow agent or other party, except for parties providing localization and porting services in the ordinary course of Glu’s business. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to result in the disclosure or delivery to any party of any Glu Source Code, except for disclosure or delivery relating to localization and porting services in the ordinary course of Glu’s business. “Glu Source Code” means, collectively, any software source code (including without limitation any material portion or aspect of any software source code, or any material proprietary information or algorithm contained in or relating to any software source code) that is owned by Glu or any subsidiary of Glu.
          4.10.5 To the knowledge of Glu, there is no unauthorized use, disclosure, infringement or misappropriation of any Glu Intellectual Property Rights or any of its subsidiaries by any third party, including any employee or former employee of Glu. Neither Glu nor any of its subsidiaries has any liability (and, to the knowledge of Glu), there is no basis for any present or future action, proceeding, investigation, charge or demand against Glu or any of its subsidiaries that could give rise to any liability that could would result in a Material Adverse Change to Glu) for damages arising from any nonconformity to any Glu IP Rights Agreements in excess of any reserves therefor reflected on the Balance Sheet.
          4.10.6 Glu has sufficient right, title and interest in and to all software development tools used by Glu in the development of any of the Glu Products, except for any such tools that are generally available and are used in their generally available form (such as standard compilers) and necessary for the conduct of its business as currently conducted.
     4.11 Compliance with Laws. Glu has materially complied with all applicable law, noncompliance with which could reasonably be expected to result in a Material Adverse Change to Glu’s business.
     4.12 Taxes. In all material respects, Glu and each of its subsidiaries (collectively, the “Glu Group”) has timely filed all returns required to be filed, has timely deducted, withheld, paid or provided for all taxes required to be paid (whether or not shown on any return) in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. All such returns are true, complete and correct in all material respects and were prepared in substantial compliance with all applicable laws. No deficiencies for any tax have been threatened, claimed, proposed or assessed, and neither Glu nor any of its subsidiaries has received any notification that any issues have been raised (and are currently pending) by any taxing authority (including but not limited to any franchise, sales or use tax authority). No claim has ever been made (and is currently pending) by a Governmental Authority in a jurisdiction where Glu or any of its subsidiaries does not file returns that Glu or any of its subsidiaries is or may be subject to taxation by that jurisdiction.
     4.13 Glu Product Offering. Schedule 4.13 to the Glu Disclosure Letter contains a complete list of Glu’s software products, games or other offerings published and/or distributed by Glu (the “Glu Published Products”), and all products, games or other offerings under license or development by Glu, including all products, games or other offerings which Glu has a license to develop (irrespective of whether formal development has commenced), with a scheduled final software delivery date (each a “Glu Product Under Development”, collectively with the Glu Published Products referred to as “Glu Products”).
          4.13.1 Schedule 4.13.1 to the Glu Disclosure Letter sets forth, for each Glu Product, the following: (a) a list of all contracts and agreements (including without limitation all development, copyright, trademark license, technology license, distribution or other agreement) material to the Glu Products; (b) whether the Glu Product is to be or has been developed internally (i.e., exclusively by employees of Glu) or externally (i.e., including one or more independent contractors) and a list of the agreements with such external developers or independent contractors; and (c) whether Glu retains the unrestricted rights to distribute such Glu Product upon the expiration or early termination of any third parties’ distribution or publication rights in connection with such Glu Product. Glu has provided to the iFone Shareholders or their legal counsel all agreements material to each Glu Product, including certain agreements relating to the distribution or publication rights of each Glu Product.
          4.13.2 Schedule 4.13.2 to the Glu Disclosure Letter sets forth, for each Glu Product Under Development, the following: (a) the currently projected final software delivery date and (b) an estimate of percentage of completion as of the date hereof for each Glu Product Under Development, it being understood that nothing herein shall constitute a representation or warranty of the ultimate actual delivery date or the actual current percentage of completion.
     4.14 Absence of Certain Changes. Between the Balance Sheet Date and the date of this Agreement, there has not been with respect to Glu or any of its subsidiaries any:
          4.14.1 Material Adverse Change to Glu;
          4.14.2 amendment to the Articles of Incorporation or Bylaws of Glu or any of its subsidiaries;
          4.14.3 offer, issuance or sale of any debt or equity securities of Glu or any of its subsidiaries, or any options, warrants or other rights to acquire from Glu or any of its subsidiaries, whether directly or indirectly, any debt or equity securities of Glu or any of its subsidiaries, other than pursuant to the Plan;

          4.14.4 purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any material assets or properties (or material amount of assets or properties) of Glu, other than (i) a license of any product or products of Glu or any of its subsidiaries made in the ordinary course of Glu’s business consistent with Glu’s past practices and (ii) a disposition, made in the ordinary course of Glu’s business consistent with Glu’s past practices, of tangible assets of Glu or any of its subsidiaries that are not, individually or in the aggregate, material to the conduct of the business of Glu or of any of its subsidiaries;
          4.14.5 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the Glu Shares, any split, combination or recapitalization of the Glu Shares or any direct or indirect redemption, purchase or other acquisition of any Glu Shares or any change in any rights, preferences, privileges or restrictions of any outstanding Glu Shares or other security of Glu;
          4.14.6 entering into, amendment of, relinquishment, termination or non-renewal by Glu or any of its subsidiaries of any agreement listed on Schedule 4.13.1 to the Glu Disclosure Letter other than in the ordinary course of its business;
          4.14.7 any written indication or assertion by (i) any material customer of Glu, (ii) any person or entity who referred material business to Glu or (iii) the other party to any material agreement, of (A) any material problems with Glu’s (or any of its subsidiaries’) services or performance, or (B) any desire to amend, relinquish, terminate or not renew any such material agreement;
          4.14.8 material change in the manner in which Glu or any of its subsidiaries extends discounts or credits to customers or otherwise deals with its customers; or
          4.14.9 entering into by Glu or any of its subsidiaries of any material contract or agreement on the part of Glu or any of its subsidiaries that is not entered into in the ordinary course of Glu’s business.
     4.15 Corporate Documents. Glu has made available to the counsel of the iFone Shareholders for examination: (a) copies of the Articles of Incorporation and Bylaws (or similar corporate charters) of Glu and each of its subsidiaries as currently in effect; (b) the minute books containing all records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof, of Glu and each of its subsidiaries; (c) the stock books and stockholder register reflecting all share issuances and transfers of Glu and each of its subsidiaries; and (d) all permits, orders, and consents issued by, and filings by Glu or any of its subsidiaries with, any regulatory agency with respect to Glu, or any securities of Glu, and all applications for such permits, orders, and consents.
     4.16 Books and Records.
     4.16.1 The stock register, minute books and other books, records and accounts of Glu and its subsidiaries are in all material respects true, complete, up-to-date and correct, are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Glu.
          4.16.2 Glu has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; and (b) transactions are recorded as necessary to maintain accountability for the existence of assets.
     4.17 Disclosure. Neither this Agreement, its exhibits and schedules and the Glu Disclosure Letter, nor any of the certificates or documents required by this Agreement to be delivered by Glu at or in connection with the Closing, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 5
COVENANTS OF THE IFONE SHAREHOLDERS
     During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Article 10 (and, following the Closing, in the case of sections 5.19 and 5.20), each of the iFone Shareholders hereby jointly and severally covenants and agrees to act, or to cause iFone to act, as follows:
     5.1 Advice of Changes. The iFone Shareholders will, or will cause iFone to, as the case may be, promptly advise Glu in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of the iFone Shareholders contained in Article 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) of any Material Adverse Change in iFone’s assets, business, results of operations or financial condition and (c) any change to Exhibit A.
     5.2 Maintenance of Business. The iFone Shareholders shall cause iFone to continue to conduct its business and maintain its business relationships in the ordinary course and in material compliance with all applicable laws and regulations. The iFone Shareholders shall cause iFone to (A) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell iFone products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with United Kingdom generally accepted accounting principles requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing. The iFone Shareholders shall cause iFone to use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, advertisers, suppliers, employees, users of iFone’s services and others with whom iFone has contractual relations in substantially the same manner as it has prior to the Agreement Date. If iFone or any of the iFone Shareholders becomes aware of a material deterioration in the relationship with any customer, key supplier or key employee, the iFone Shareholders will (or will cause iFone to) promptly bring such information to the attention of Glu in writing and, if requested by Glu, will exert commercially reasonable efforts to restore the relationship as promptly as practicable.
     5.3 Conduct of Business. Without limiting the generality of the provisions of Section 5.2, except in the ordinary course of iFone’s business consistent with its past practice, or as disclosed on Section 5.3 of the iFone Disclosure Letter, or as contemplated by this Agreement or as required for the fulfillment of the conditions set forth in this Agreement, the iFone Shareholders shall cause iFone and any of its subsidiaries to not, without the prior written consent and approval of Glu:
          5.3.1 borrow, assume or incur any indebtedness for borrowed money or lend any money (other than a loan or advance for reasonable and travel related expenses incurred in the ordinary course of iFone’s business consistent with iFone’s past practices);
          5.3.2 enter into (i) any agreement with any of the iFone Shareholders or any business enterprise in which any iFone Shareholder or any member of his immediate family has any material interest (except for any such agreement that is expressly contemplated by the terms of this Agreement), or (ii) any material agreement of the types described in Section 3.16, any agreement in an amount in excess of an applicable dollar amount specified in Section 3.16, or any other material transaction or material agreement or take any other material action not in the ordinary course of iFone’s business;
          5.3.3 grant, incur, create or assume any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind (each, an “Encumbrance”) on any of the assets or properties of iFone or any of its subsidiaries;
          5.3.4 purchase, license, sell, assign or otherwise dispose of or transfer, or enter into any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill (including without limitation Intellectual Property) of iFone or any of its subsidiaries or any iFone IP Rights;
          5.3.5 enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;
          5.3.6 (i) pay any bonus, increased salary or special remuneration or employee benefit to any officer, director, employee or consultant of iFone or any of its subsidiaries (except (1) for normal and reasonable salary increases or normal cash bonus payments paid in amounts and at times that are consistent with iFone’s past compensation practices and policies, and (2) pursuant to existing obligations disclosed in Section 3.21.1 of the iFone Disclosure Letter) or (ii) enter into any employment or consulting agreement with any such person;

          5.3.7 establish any new employee benefit plan, program or arrangement, including but not limited to any pension, savings, health or other insurance, stock, stock option, or stock appreciate rights plan or program, or make any change with respect to the senior management or other key personnel of iFone (it being understood and agreed that the voluntary, self-initiated resignation or leave of a member of iFone’s senior management or other key personnel shall not constitute a change made by iFone for the purposes of this Section 5.3.7);
          5.3.8 change any of its accounting methods, or revalue, write-off or write-up the value of any assets, in any material respect;
          5.3.9 declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its shares or other securities, pay or distribute any cash or property to any shareholder or security holder of iFone or make any other cash payment to any shareholder or security holder of iFone that is not made in the ordinary course of iFone’s business consistent with its past practices;
          5.3.10 amend or terminate any iFone Material Agreement, allow any iFone Material Agreement or right thereunder to lapse or terminate by its terms without giving Glu reasonable advance notice, or amend or terminate any other agreement, license, lease and/or other contract that is not an iFone Material Agreement if the amendment and/or termination of such other agreement, license, lease and/or other contract would (either individually or taken together in the aggregate with the amendment or termination of any other agreement, license, lease and/or contract) reasonably be expected to have a Material Adverse Change to iFone;
          5.3.11 guarantee or act as a surety for any obligation of any third party other than in the course of providing services to iFone’s customers in the ordinary course of iFone’s business in a manner consistent with its past practices;
          5.3.12 waive or release any material right or claim except in the ordinary course of iFone’s business, consistent with iFone’s past practice;
          5.3.13 offer, issue, sell, exchange, create or authorize any shares of its capital stock of any class or series or any other debt or equity securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any debt or equity securities that are potentially exchangeable for, or convertible into, any shares in the capital of iFone;
          5.3.14 subdivide or split or combine or reverse split the outstanding iFone Shares of any class or series or enter into any recapitalization affecting the number of issued shares of any class or series or affecting any other of its securities;
          5.3.15 merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Glu or an affiliate of Glu) or enter into any negotiations, discussions or agreement for such purpose;
          5.3.16 amend iFone’s Memorandum of Association or Articles of Association;

          5.3.17 license or acquire any Intellectual Property from any third party except for any such license or acquisition in the ordinary course of iFone’s business;
          5.3.18 materially change any insurance coverage;
          5.3.19 pay or discharge any Encumbrance or liability other than in the ordinary course of business, consistent with past practices;
          5.3.20 incur any liability to any of its directors or officers;
          5.3.21 defer the payment of any accounts payable other than in the ordinary course of business, consistent with past practices or provide any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;
          5.3.22 materially change the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
          5.3.23 fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the Agreement Date, subject only to ordinary wear and tear;
          5.3.24 waive or release any material right or claim;
          5.3.25 commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the impairment of a valuable aspect of the business of iFone and its subsidiaries; provided, however, that it consults with Glu at a reasonable time prior to the filing of such a lawsuit;
          5.3.26 agree to any audit assessment by any tax authority, make or change any tax election, or file any tax return unless copies of such returns have first been delivered to Glu for its review and approval at a reasonable time prior to filing;
          5.3.27 enter into any material agreement, contract, undertaking, understanding or commitment (other than with Glu) that will require the procurement of any consent, waiver or novation or provide for any change of the obligations of any party in connection with, or terminate as a result of the consummation of the Exchange; or
          5.3.28 agree to do any of the things described in the preceding clauses 5.3.1 through 5.3.27.
     5.4 Information for Private Placement Exemptions. Each iFone Shareholder shall provide, and verify the accuracy of, all information from them deemed reasonably necessary by Glu and its counsel to establish the availability of an exemption or exemptions from registration under Rule 506 of Regulation D promulgated under the Securities Act (including verification that such iFone Shareholder is at the time of the Closing an “accredited investor” as such term is defined in Regulation D under the Securities Act) and/or Regulation S promulgated under the

Securities Act, the exemptions from the registration requirements of securities law of England (including, but not limited to, the Financial Services and Markets Act 2000), and exemptions from the qualification/registration requirements of any other applicable state “blue sky” securities laws for the issuance of Glu Special Junior Stock to such iFone Shareholder in connection with the Exchange, and for the issuance of the shares of Common Stock issuable upon conversion of the Glu Special Junior Stock, if applicable. Each iFone Shareholder will use its, his or her commercially reasonable efforts to assist Glu to the extent necessary to comply with the securities and “blue sky” laws of all jurisdictions which are applicable with respect to such iFone Shareholder in connection with the Exchange.
     5.5 Securities Restrictions. Each iFone Shareholder covenants that it, she or he (unless it, she or he otherwise complies with applicable United States federal and state securities laws):
          5.5.1 will not, during the one-year period beginning on the Closing Date (or the date the Earnout Shares are issued with respect to the Earnout Shares) (the “Restricted Period”) (as stated in the legend set forth on any certificate representing the Glu Special Junior Stock pursuant to Section 7.2.3), offer or sell any of the foregoing securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person or other than in accordance with Regulation S;
          5.5.2 will not, during the applicable Restricted Period, offer, sell, pledge or otherwise transfer any of the Glu Special Junior Stock, or the shares of Common Stock issuable upon conversion of the Glu Special Junior Stock, to a non-U.S. Person outside of the United States unless such person makes representations, warranties and agreements substantially similar to those in Sections 2.7.2, 3.8, 3.9, 3.10, 5.5.1, 5.5.2, 5.5.3 and 7.2.3 of this Agreement for the benefit of Glu; and
          5.5.3 will, after the expiration of the applicable Restricted Period, offer, sell, pledge or otherwise transfer any of the Glu Special Junior Stock, or the shares of Common Stock issuable upon conversion of the Glu Special Junior Stock, (or create or maintain any derivative position equivalent thereto) only pursuant to registration under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws.
     5.6 No Registration. Except as set forth in the Investors’ Rights Agreement, each iFone Shareholder acknowledges and agrees that Glu shall not register the transfer of the Glu Special Junior Stock issued in connection with the Exchange, or the shares of Common Stock issuable upon conversion of the Glu Special Junior Stock, in violation of these restrictions.
     5.7 Confidentiality. Each iFone Shareholder shall hold any information regarding this Agreement (including all exhibits, schedules or other attachments hereto) and/or in the iFone Disclosure Letter or the Glu Disclosure Letter, and the Exchange in strict confidence and shall not divulge any such information to any third person until such time as the such information has been publicly disclosed by Glu other than (i) in accordance with a judicial or other governmental order or as required by applicable law or (ii) to an agent, representative, advisor, accountant, tax preparer, attorney, employee or consultant of such iFone Shareholder subject to confidentiality obligations on a need-to-know basis.
     5.8 Regulatory Approvals. The iFone Shareholders will, and the iFone Shareholders shall cause iFone to, promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be reasonably necessary (in the good faith judgment of Glu or its counsel) in order to obtain the authorization, approval or consent of any relevant Governmental Authority which may be reasonably required, or which Glu may reasonably request, in connection with the consummation of the Exchange or any other transactions contemplated by this Agreement or any iFone Shareholder Ancillary Agreement. The iFone Shareholders will, and the iFone Shareholders shall cause iFone to, use their respective commercially reasonable efforts to promptly obtain, and to cooperate with Glu to promptly obtain, all such authorizations, approvals and consents.
     5.9 Necessary Consents. The iFone Shareholders will, and the iFone Shareholders shall cause iFone to, use their respective commercially reasonable efforts in good faith to promptly obtain such written consents, waivers, releases and authorizations of third parties, give notices to third parties and take such other actions as may be reasonably necessary or appropriate (in the good faith judgment of Glu or its counsel) in addition to those set forth in the foregoing Sections of this Article 5 in order to effect the consummation of the Exchange and the other transactions contemplated by this Agreement, to enable Glu to carry on iFone’s business immediately after the Closing Date and to keep in effect and avoid the material breach, violation of, termination of, or adverse change to, any iFone Material Agreement.
     5.10 Litigation. The iFone Shareholders will, and the iFone Shareholders shall cause iFone to, (i) notify Glu in writing promptly after first receiving written notice of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against iFone or any of its subsidiaries or known by it or him to be overtly threatened against iFone or any of its subsidiaries or any of their officers, company secretary, directors, employees or shareholders in their capacity as such and (ii) notify Glu of ongoing material developments in any such new or existing litigation, and consult in good faith with Glu regarding the conduct of the defense of any such litigation.
     5.11 No Other Negotiations. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10 or (b) consummation of the Exchange at the Closing (such time period being hereinafter referred to as the “Standstill Period”), each of the iFone Shareholders will not, and the iFone Shareholders shall cause iFone to not authorize, encourage or permit any officer, director, employee, shareholder, affiliate or agent of iFone or any subsidiary of iFone or any other person on iFone’s or any of the iFone Shareholder’s behalf to, directly or indirectly: (i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding iFone or any

iFone Shareholder to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, or knowingly facilitate or encourage any effort or attempt by any person or entity (other than Glu) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between iFone and/or any iFone Shareholders and any third party that is related to, provides for or concerns any Alternative Transaction. During the Standstill Period identified in the preceding sentence, iFone and the iFone Shareholders will promptly notify Glu orally and in writing of any inquiries or proposals received by iFone or any of its subsidiaries, directors, officers, shareholders, employees or agents regarding any Alternative Transaction and will, identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of iFone’s business, assets or iFone Shares, whether by way of merger, consolidation, sale of assets, sale of stock (including outstanding stock), stock exchange, tender offer and/or any other form of business combination or (b) any listing, offering, issuance or sale of shares or other securities of iFone or any iFone subsidiary. Notwithstanding the foregoing, and notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed to prohibit efforts by iFone or the iFone Shareholders (or to prohibit the iFone Shareholders from permitting or causing iFone to pursue efforts) directed to raising capital through the sale of capital stock or other equity, provided (i) that such transaction (including full exercise of any rights related thereto) would result in the sale of a minority equity interest solely for fundraising purposes (a “Backstop Fundraising”), and (ii) that the consummation of such Backstop Fundraising is contingent upon the nonconsummation of the transactions contemplated by this Agreement, (provided, that, nothing herein shall permit iFone or any of the iFone Shareholders to disclose to any party, including potential investors, information concerning the identity of Glu, this Agreement or the Exchange in violation of any confidentiality obligations pursuant to this Agreement or the Non-Disclosure Agreement), and (iii) that iFone, Glu and their respective affiliates shall not be subject to any financial liability for failing to consummate such Backstop Fundraising.
     5.12 Access to Information. Until the earlier of the Closing or the termination of this Agreement in accordance with the provisions of Article 10, the iFone Shareholders shall cause iFone to allow Glu and its agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of iFone, including, without limitation, any and all information relating to iFone’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The iFone Shareholders shall cause iFone to cause its accountants to cooperate with Glu and its agents in making available all financial information reasonably requested by Glu, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.
     5.13 Satisfaction of Conditions Precedent. Each of the iFone Shareholders will, and the iFone Shareholders shall cause iFone to, use its, his or her respective commercially reasonable efforts to promptly satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles 8 and 9, and to cause the Exchange and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.

     5.14 Confidentiality Agreements. The iFone Shareholders shall cause iFone to use its commercially reasonable efforts to obtain from each current and future employee, contractor and consultant of iFone who has had (or is reasonably expected to have) access to any software, technology, trade secrets or other proprietary works owned or developed by iFone, or to any other confidential or proprietary information of iFone, its clients and customers and other parties to whom iFone has confidentiality obligations, a confidentiality agreement in the form customarily used by iFone or a form reasonably acceptable to Glu, duly executed by such employee, contractor or consultant and delivered to iFone.
     5.15 iFone Employee Plans and Benefit Arrangements. Upon the request of Glu, to the extent permitted under applicable law and the terms of such employee plans or benefit arrangements, the iFone Shareholders shall cause iFone to terminate any iFone Benefit Arrangement immediately prior to the Closing.
     5.16 Satisfaction of Obligations to Directors. At or prior to the Closing, all loans, debts, obligations or liabilities incurred by iFone or any of its subsidiaries to any of its directors, except for normal and customary compensation and expense allowances payable to such directors in the ordinary course of iFone’s business, shall be paid in full by iFone, provided any such obligations or liabilities paid at the Closing will be paid by virtue of the Transaction Payment, except that the repayment and discharge of the Sega Loans pursuant to Section 2.2 shall not be deducted from or paid by virtue of the Transaction Payment, but shall be in addition to the Transaction Payment.
     5.17 Closing of Exchange. Unless permitted to terminate the Agreement pursuant to Article 10, iFone and the iFone Shareholders will not refuse to effect the Exchange if, on or before the Closing Date, all the conditions precedent to their obligations to effect the Exchange under Article 8 hereof have been satisfied or waived by them and Glu elects to consummate the Exchange.
     5.18 Further Assurances. If, at any time after the Closing, Glu considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange or to carry out the purposes of this Agreement at or after the Closing, then iFone and its officers and directors may, and each iFone Shareholder shall, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Exchange and to carry out the purposes and intent of this Agreement, in the name of iFone or otherwise.
     5.19 Stock Power.
          5.19.1 For so long after Closing as he, she or it remains the registered holder of any of the iFone Shares, each iFone Shareholder shall hold such shares and any distributions of profits or assets in respect of such shares and all other property and rights arising out of or deriving from them on trust and as nominee for Glu and shall deal with and dispose of the iFone Shares and exercise all rights conferred by him holding such shares as Glu directs. Each iFone Shareholder hereby appoints Glu (or such person as Glu may direct) to be his, her, or its attorney (“Attorney”) in his name and on his behalf from the date of Closing to the date on which transfers of the iFone Shares held by the relevant iFone Shareholder are registered in favour of Glu (or as Glu may direct)

pursuant to this Agreement (“Period”), to vote at meetings of shareholders of iFone or any meetings of any class or part thereof and to execute any form or form of acceptance and such other documents as may be reasonably necessary in connection with any resolutions put to shareholders of iFone (or any class or part thereof) including without limitation, any written resolutions, consents or proxy forms and to make any amendments thereto which the Attorney may in his absolute discretion deem to be reasonably necessary on the basis that this appointment shall be on an unconditional and irrevocable basis for the Period. Each iFone Shareholder undertakes to ratify and confirm whatever the Attorney shall, in his name or on his behalf, do or purport to do by virtue or in pursuance of this power of attorney.
          5.19.2 Following the Closing, each iFone Shareholder hereby irrevocably constitutes and appoints the Escrow Agent as such iFone Shareholder’s attorney-in-fact, with full power of substitution, solely for the purpose of transferring such iFone Shareholder’s Escrow Shares pursuant to the terms of this Agreement and the Escrow Agreement.
     5.20 Public Disclosure. The iFone Shareholders shall not, and the iFone Shareholders shall cause iFone not to, directly or indirectly, issue any press release, public statement other announcement relating to the terms of this Agreement or the transactions contemplated hereby or use Glu’s name or refer to Glu directly or indirectly in connection with Glu’s relationship with iFone or the iFone Shareholders in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Glu, unless required by law based on reasonable advice of legal counsel, and except as reasonably necessary for iFone to obtain the consents and approvals of third parties contemplated by this Agreement. Notwithstanding anything herein or in the Nondisclosure Agreement, after the Closing Date, Glu may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Glu may, in its reasonable discretion, determine, subject to its confidentiality obligations with respect to information concerning the iFone Shareholders.
ARTICLE 6
GLU COVENANTS
     During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Article 10 (and after the Closing with respect to those covenants and agreements set forth below that by their terms continue or arise after the Closing) Glu covenants and agrees to act as follows:
     6.1 Advice of Changes; Access to Information. Glu will promptly advise the Representative in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of Glu contained in Article 4 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, and (b) of any Material Adverse Change in Glu’s assets, business, results of operations or financial condition. Until the earlier of the Closing or the termination of this Agreement in accordance with the provisions of Article 10, at the reasonable request of an iFone Shareholder, appropriate Glu executive officers will make themselves available at Glu’s offices to discuss the Exchange or matters related thereto with the iFone Shareholders and to provide certain reasonable due diligence information regarding Glu to the iFone Shareholders.

     6.2 Regulatory Approvals. Glu will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be reasonably necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether English national, provincial, or local or U.S. federal, state, or local, or otherwise which may be reasonably required, or which iFone may reasonably request, in connection with the consummation of the Exchange or any other transactions contemplated by this Agreement or any Glu Ancillary Agreement. Glu will in good faith use its commercially reasonable efforts to promptly obtain, and to cooperate with iFone and the iFone Shareholders to promptly obtain, all such authorizations, approvals and consents.
     6.3 Satisfaction of Conditions Precedent. Glu shall (i) obtain (prior to the Closing) and cause to become effective (at the Closing) the approvals required to satisfy the conditions set forth in Sections 8.11, 8.12 and 8.13; (ii) use commercially reasonable efforts to promptly satisfy or cause to be satisfied all other conditions precedent which are set forth in Article 8; and (iii) use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on Glu’s part in order to effect the transactions contemplated hereby.
     6.4 Securities Laws. Glu shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Exchange, with the good faith cooperation and assistance of iFone and the iFone Shareholders.
     6.5 Closing of Exchange. Unless permitted to terminate the Agreement pursuant to Article 10, Glu will not refuse to effect the Exchange if, on or before the Closing Date, all the conditions precedent to Glu’s obligations to effect the Exchange under Article 9 hereof have been satisfied or waived by Glu and the iFone Shareholders elect to consummate the Exchange.
     6.6 Restated Articles. Prior to the Closing, Glu will file the Restated Articles with the California Secretary of State.
     6.7 Further Assurances. If, at any time after the Closing, the Representative considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Exchange or to carry out the purposes of this Agreement at or after the Closing, then Glu and its officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Exchange and to carry out the purposes and intent of this Agreement, in the name of Glu or otherwise, to the extent permitted by law.
     6.8 Maintenance of Business. Glu will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, advertisers, suppliers, employees, users of Glu’s services and others with whom Glu has contractual relations in substantially the same manner as it has prior to the Agreement Date. If there develops, to Glu’s knowledge, a material deterioration in the relationship with any key customer, key supplier or key employee, Glu will promptly bring such information to the attention of the Representative in writing and, if requested by the Representative, will exert commercially reasonable efforts to restore the relationship as promptly as practicable. Further, except in the ordinary course of Glu’s business consistent with its past practice, neither Glu nor any of its subsidiaries will, without the prior written consent and approval of the Representative (on behalf of the iFone Shareholders) sell, assign or otherwise dispose of or transfer, or enter into any agreement or other arrangement for the sale, assignment or other disposition or transfer, of any of the assets, properties, or goodwill (including without limitation the Glu Intellectual Property Rights) of Glu or any of its subsidiaries, if such sale, assignment or other disposition or transfer would reasonably be expected to constitute or result in a Material Adverse Change with respect to Glu.
     6.9 Conduct of Capitalization Matters. Glu will continue to conduct its business and maintain its business relationships in the ordinary course from the Agreement Date until the Closing, and neither Glu nor any of its subsidiaries will, from the Agreement Date until the Closing, without the prior written consent and approval of the Representative:
          6.9.1 declare, set aside or pay any dividend or other distribution in respect of its shares or any securities convertible or exchangeable for, or any rights, options or warrants to acquire any of its shares, redeem, repurchase or otherwise acquire any of its shares or any securities convertible or exchangeable for, or any rights, options or warrants to acquire any of its shares, pay or distribute any cash or property to any shareholder or security holder of Glu or make any other cash payment to any shareholder or security holder of Glu that is not made in the ordinary course of Glu’s business consistent with its past practices;
          6.9.2 subdivide or split or combine or reverse split any of its outstanding share capital of any class or series or enter into any recapitalization affecting the number of outstanding shares of any class or series or affecting any other of its securities, except to the extent such split or recapitalization is a Capital Change;
          6.9.3 except as required by this Agreement, amend Glu’s Articles of Incorporation; or
          6.9.4 agree to do any of the things described in the preceding subsections 6.9.1 through 6.9.3.
     6.10 Other Negotiations. During the Standstill Period, Glu will not, and will not authorize, encourage or permit any officer, director, employee, shareholder, affiliate or agent of Glu or any subsidiary of Glu or any other person on Glu’s behalf to, directly or indirectly take any action that would reasonably be anticipated to prevent, enjoin or materially alter or delay the consummation of the Exchange or any other material transaction contemplated by this Agreement.
     6.11 Confidentiality; Publicity. Glu shall hold any information regarding this Agreement (including all exhibits, schedules or other attachments hereto), the Exchange, and iFone and the iFone Shareholders in strict confidence and shall not divulge any such information to any third person other than (i) in accordance with a judicial or other governmental order or as required by applicable law or (ii) to an agent, representative, advisor, employee or consultant of Glu subject to confidentiality obligations on a need-to-know basis; provided, that the restrictions in this sentence shall expire with respect to information regarding this Agreement, the Exchange and iFone when the Closing has been completed and the transactions contemplated by this Agreement have been consummated. Prior to the Closing, Glu shall not, directly or indirectly, issue any press release, public statement other announcement relating to the terms of this Agreement or the transactions contemplated hereby or use the name of or refer to iFone or any of the iFone Shareholders directly or indirectly in connection with the relationship between Glu and iFone in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the Representative (on behalf of the iFone Shareholders), unless required by law and except as reasonably necessary for iFone to obtain the consents and approvals of third parties contemplated by this Agreement.
ARTICLE 7
CLOSING MATTERS
     7.1 The Closing. Subject to termination of this Agreement as provided in Article 10 below, the closing of the transactions to consummate the Exchange (the “Closing”) will take place at the offices Fenwick & West LLP, 275 Battery Street, 16th Floor, San Francisco, California, 94111, within two (2) business days after all of the conditions to Closing set forth in Articles 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such other day or at such other place as Glu and the Representative may mutually agree on (the “Closing Date”).
     7.2 Exchanges at the Closing.
          7.2.1 Glu Deliveries. Subject to the fulfillment (or waiver) of all conditions precedent to Glu’s obligation to effect the Closing under Article 9, at the Closing, in consideration and against delivery by each iFone Shareholder and iFone of all items, documents, agreements and certificates required to be delivered to Glu by the iFone Shareholders and iFone at or before the Closing pursuant to Section 7.2.2 and/or Article 9 hereof, Glu (in addition to any other items required by this Agreement to be delivered by Glu at or before the Closing) will deliver to
               (a) each iFone Shareholder, a Glu Special Junior Stock certificate representing the Glu Special Junior Stock that is issuable by Glu to such iFone Shareholder pursuant to Section 2.2 and Exhibit A;
               (b) Galloway, a cash payment equal to the aggregate outstanding principal balance of the Sega Loans pursuant to Section 2.2 (provided that such payment shall not exceed £500,000);
               (c) the Escrow Agent, a certificate representing the Escrow Shares;
               (d) the parties identified in the Transaction Payment Schedule, the Transaction Payment;

               (e) the parties identified in Section 12.6 and the Expense Certificate, payments of the Expenses due and payable at the Closing, a portion of which Glu may deduct from the Transaction Shares as provided in Section 12.6;
               (f) the respective parties thereto, any items, instruments, documents and agreements required as conditions to consummate the Closing as set forth in Article 8 which have not been previously delivered; and
               (g) Sega Publishing Europe Limited an aggregate of £470,000 pursuant to the Addendum to the Development and Publishing Agreement dated September 14, 2005 by and between Sega Europe Limited and iFone.
          7.2.2 iFone Shareholder Deliveries. Subject to the fulfillment of all conditions precedent to the iFone Shareholders’ obligation to effect the Closing under Article 8, at the Closing, each iFone Shareholder will deliver to Glu (in addition to any other items required by this Agreement to be delivered by iFone, the Representative and/or the iFone Shareholders at or before the Closing), in consideration and against delivery by Glu of all items, documents, agreements and certificates required to be delivered to the iFone Shareholders by Glu at or before the Closing pursuant to Section 7.2.1 and/or Article 8 hereof: (a) the iFone Share Certificates representing all of the iFone Shares owned or held (whether of record or beneficially) by each iFone Shareholder (or a lost certificate indemnity reasonably satisfactory to Glu for any missing iFone Share Certificates); (b) a duly executed stock transfer form in favor of Glu (or such other nominee specified by Glu for this purpose) (c) an executed certification of such iFone Shareholder on Internal Revenue Service Form W-8BEN that such iFone Shareholder is not a “United States person” within the meaning of the Code; and (d) any items, instruments, documents and agreements required as conditions to consummate the Closing as set forth in Article 9 which have not been previously delivered.
          7.2.3 Each iFone Shareholder understands and agrees that there will be placed on the certificates evidencing the Glu Special Junior Stock, and the shares of Common Stock issuable upon the conversion of the Glu Special Junior Stock, legends as specified below and in the iFone Shareholder Ancillary Agreements.
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND THE COMPANY DOES NOT INTEND TO REGISTER THEM. PRIOR TO MARCH 29, 2007, THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(k) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PURCHASERS OF SHARES PRIOR TO MARCH 29, 2007, MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED

STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO MARCH 29, 2007, RESELL THE SECURITIES TO A U.S. PERSON AS DEFINED BY RULE 902(k) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE IFONE SHAREHOLDERS
     The obligations of the iFone Shareholders to consummate the Exchange are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the iFone Shareholders, but only in writing signed by the Representative, whose signature on such waiver shall bind all of the iFone Shareholders to such waiver):
     8.1 Accuracy of Representations and Warranties. The representations and warranties of Glu set forth in Article 4 (as qualified by the Glu Disclosure Letter) (a) that are qualified as to materiality or Material Adverse Change will be true and correct on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing, and (b) that are not qualified as to materiality or Material Adverse Change shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing (except for any such representation or warranty that, by the express terms of such representation or warranty as set forth in a specific subsection of Article 4, speaks only as of a specific date or dates (such as a representation regarding the accuracy of a financial statement on its date), in which case such representation and warranty shall be true and correct on and as of such specified date or dates), and the Representative will have received a certificate to such effect executed by an officer of Glu; provided, however, that no inaccuracy of a representation or warranty of Glu which results from Glu taking any actions which Glu is expressly required or expressly authorized to take pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis for the failure of the condition set forth in this Section 8.1.
     8.2 Covenants. Glu will have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Glu on or before the Closing), and the Representative will have received a certificate to such effect signed by an officer of Glu.
     8.3 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be overtly threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Exchange or any of the other material transactions contemplated by this Agreement. There will not be issued, enacted, adopted, or threatened in writing by any third party (including but not limited to any Governmental Authority), any order, decree, temporary, preliminary or permanent injunction or restraining order, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any court, arbitrator, Governmental Authority or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or involves a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Exchange or any other material transaction contemplated by this Agreement.
     8.4 Government Consents. There will have been obtained at or prior to the Closing Date any Governmental Permits, and there will have been taken all such other actions as may be required to lawfully consummate the Exchange and all other material transactions contemplated by this Agreement by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken as may be required to lawfully consummate the Exchange and all other material transactions contemplated by this Agreement, including but not limited to satisfaction of all requirements under applicable English, European Union, U.S. federal, state and foreign securities laws. The Representative will have received a copy of any such Governmental Permits and tax permits.
     8.5 Glu Approval. The Representative will have received a certificate executed by an officer of Glu certifying and annexing copies of the resolutions of Glu’s Board of Directors approving transactions contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the issuance of stock pursuant to this Agreement.
     8.6 Glu Shareholder Approval. The Glu Shareholder Approval shall have been obtained in accordance with and at the time specified in Section 4.2.1 and shall be in full force and effect.
     8.7 Restated Articles. Glu shall have delivered to the Representative a certified copy of the Restated Articles evidencing that the Restated Articles has been filed with the California Secretary of State and has become effective in form set forth in Exhibit E and such Restated Articles shall be in full force and effect without modification or amendment.
     8.8 Glu Bylaws. As of the Closing Date, the Amended and Restated Bylaws of Glu (the “Restated Bylaws”) shall provide that the Board of Directors of Glu shall consist of ten (10) persons and shall be in the form set forth in Exhibit H and such Restated Bylaws shall be in full force and effect without modification or amendment.
     8.9 Glu Board of Directors. As of the Closing Date, the Board of Directors of the Company shall be comprised of L. Gregory Ballard, Stewart Alsop, Daniel Skaff, Richard Moran, Barry Schiffman, Sharon Wienbar, Hany Nada, Andrew Heller, Ann Mather and David Ward, elected in accordance with the terms of the Restated Articles and the Glu Voting Agreement.
     8.10 Escrow Agreement. Glu, the Escrow Agent and the Representative shall have executed and delivered the Escrow Agreement.

     8.11 Investors’ Rights Agreement. Glu and the requisite parties to the Original Agreement (as such term is defined in the Investors’ Rights Agreement) shall have executed and delivered the Investors’ Rights Agreement.
     8.12 Voting Agreement. Glu and the requisite parties to the Original Agreement (as such term is defined in the Glu Voting Agreement) shall have executed and delivered the Glu Voting Agreement.
     8.13 Refusal Rights Released; Anti-dilution Adjustment. Any and all options, rights of refusal, rights of pre-emption or similar rights to purchase the Transaction Shares to be issued by Glu pursuant to this Agreement (whether held by any of the shareholders of Glu or any third party, and whether arising under its Articles of Incorporation, bylaws, agreement or otherwise) and any and all anti-dilution rights or protection shall have been duly and validly waived and released in connection with the Exchange by any and all parties who hold such rights. If any such rights exist, Glu shall deliver a copy of any such waiver or release to the iFone Shareholders at the Closing and shall certify that such party holds no right of first refusal or similar right to purchase any Transaction Shares or being issued to the iFone Shareholders or is otherwise entitled to anti-dilution or similar adjustment in connection with the transactions contemplated by this Agreement.
     8.14 Material Adverse Change. There will not have been any Material Adverse Change to Glu and the Representative will have received a certificate to such effect signed by an officer of Glu.
     8.15 Consulting Agreement. Glu shall have signed and delivered to the Consultant the Consulting Agreement effective as of immediately following the Closing.
ARTICLE 9
CONDITIONS TO OBLIGATIONS OF GLU
     The obligations of Glu to consummate the Exchange are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Glu, but only in writing signed by Glu):
     9.1 Accuracy of Representations and Warranties. The representations and warranties of the iFone Shareholders set forth in Article 3 (as qualified by the iFone Disclosure Letter) (a) that are qualified as to materiality or Material Adverse Change will be true and correct on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing, and (b) that are not qualified as to materiality or Material Adverse Change shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing (except for any such representation or warranty that, by the express terms of such representation or warranty as set forth in a specific subsection of Article 3, speaks only as of a specific date or dates (such as a representation regarding the accuracy of a financial statement on its date), in which case such representation and warranty shall be true and correct on and as of such specified date or dates), and Glu will have received a certificate to such effect executed by the Representative; provided, however, that no inaccuracy of a representation or warranty of the iFone Shareholders which results from iFone or an iFone Shareholder taking any actions which iFone or such iFone Shareholder is expressly required or expressly authorized to take pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis for the failure of the condition set forth in this Section 9.1.
     9.2 Covenants. The iFone Shareholders will have performed and complied in all material respects with all of their covenants contained in Article 5 on or before the Closing, and Glu will have received a certificate to such effect signed by the Representative.
     9.3 No Material Adverse Change. There will not have been any Material Adverse Change to iFone and Glu will have received a certificate to such effect signed by the Representative.
     9.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be overtly threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Exchange or any of the other material transactions contemplated by this Agreement. There will not be issued, enacted, adopted or threatened in writing by any third party (including but not limited to any Governmental Authority), any order, decree, temporary, preliminary or permanent injunction or restraining order, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, Governmental Authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Exchange or any other material transaction contemplated by this Agreement; or (ii) Glu’s right (or the right of any Glu subsidiary) to own, retain, use or operate any of its products, properties or assets (including but not limited to properties or assets of iFone) on or after the Closing Date or seeking a disposition or divestiture of any such properties or assets.
     9.5 Government Consents. There will have been obtained at or prior to the Closing Date such Governmental Permits, and there will have been taken all such other actions, by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken as may be required to lawfully consummate the Exchange and all other material transactions contemplated by this Agreement, including but not limited to satisfaction of all requirements under applicable English, European Union, U.S. federal, state and foreign securities laws. Glu will have received a copy of any such Governmental Permits.
     9.6 Consents. Glu will have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates listed in Schedule 9.6.
     9.7 Requisite Approvals. The execution and delivery and performance of this Agreement and the iFone Shareholder Ancillary Agreements by the iFone Shareholders and the performance by the iFone Shareholders of all their obligations thereunder and the waiver and release by the iFone Shareholders of any rights of first refusal or similar rights held by the iFone Shareholders to purchase or otherwise acquire any of the iFone Shares to be sold and transferred to Glu pursuant to this Agreement in connection with the Exchange shall each have been duly and validly authorized, approved and adopted by each iFone Shareholder’s Board of Directors (if such iFone Shareholder is not an individual), as required by applicable law and such iFone Shareholder’s Memorandum of Association or Articles of Association, and Glu shall have received certified copies of the resolutions, minutes or actions taken by unanimous written consent of each iFone Shareholder’s Board of Directors (if such iFone Shareholder is not an individual) authorizing, approving and adopting such matters.
     9.8 Refusal Rights Released. Any and all options, rights of refusal, rights of pre-emption or similar rights to purchase the iFone Shares to be sold to Glu pursuant to this Agreement (whether held by any of the shareholders of iFone or any third party, and whether arising under its Memorandum of Association, Articles of Association, agreement or otherwise) shall have been duly and validly waived and released in connection with the Exchange by any and all parties who hold such rights, an iFone Shareholder or the Representative shall deliver a copy of any such waiver or release to Glu, including a waiver or release of iFone, at the Closing.
     9.9 Glu Voting Agreement; iFone Shareholders Voting Agreement. Glu shall have received a duly countersigned Glu Voting Agreement and a duly executed iFone Shareholders Voting Agreement executed by each iFone Shareholder.
     9.10 Resignation of Directors. The directors of iFone in office immediately prior to the Closing will have resigned as directors of iFone in writing effective as of the Closing.
     9.11 Restated Articles. Glu shall have received a certified copy of the Restated Articles evidencing that the Restated Articles has been filed with the California Secretary of State.
     9.12 Delivery of iFone Share Certificates. Each of the iFone Shareholders shall have delivered to Glu the iFone Share Certificates representing all of the issued and outstanding iFone Shares. If any iFone Share Certificate shall have been lost, stolen or destroyed, Glu shall issue in exchange therefor, upon the making of an affidavit of that fact by the record holder thereof, the consideration as may be required pursuant to Section 2.2; provided, however, that Glu may, in its sole and absolute discretion, require the delivery of a reasonable lost certificate bond or indemnity.
     9.13 Infogrames/Atari Letter. Infogrames and Atari, Inc. shall have executed and delivered a letter to Glu substantially in the form of Exhibit I and such letter shall not have been cancelled, withdrawn, rescinded or otherwise invalidated.
     9.14 Expense Certificate. Glu shall have received, at least two days prior to the Closing Date, a certificate executed by the Representative (the “Expense Certificate”) setting forth (a) the Expenses, including a reasonable, good faith estimate of such Expenses expected to be incurred after the Closing (specifying the amounts owed to each party), (b) the wire transfer instructions for each party owed payments relating to the Expenses, and (c) the aggregate amount of the Expense Deduction, if any.
     9.15 Escrow Agreement. The Escrow Agent and the Representative shall have executed and delivered the Escrow Agreement to Glu.

     9.16 Consulting Agreement. The Consultant shall have signed and delivered to Glu the Consulting Agreement effective as of immediately following the Closing.
     9.17 Schedule of iFone Shareholders. If any changes have occurred in the information contained on Exhibit A, Glu shall have received a certificate executed by the Representative certifying to a revised Exhibit A and that such revised Exhibit A is true and correct as of the Closing Date and should be treated as Exhibit A as of, and following, the Closing Date. Each recipient of any issuance or reallocation permitted hereunder shall be a party to this Agreement or such person shall have signed a counterpart signature hereto.
     9.18 Pre-Closing Transfers. Thomas Schmider shall not be an iFone Shareholder, and Glu shall have received executed documents evidencing the transfer and that the transfer was validly registered on the books of iFone.
ARTICLE 10
TERMINATION OF AGREEMENT
     10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Glu and the Representative.
     10.2 Unilateral Termination.
          10.2.1 Either Glu or the Representative, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange.
          10.2.2 Glu, by giving written notice to the Representative, may terminate this Agreement if the Exchange shall not have been consummated by midnight Pacific Time on the Termination Right Date; provided, however, that Glu’s right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to Glu if its failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 9 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by Glu, if the iFone Shareholders have performed in all material respects their obligations under this Agreement and if the representations and warranties of the iFone Shareholders are true and correct in all material respects as of the Termination Right Date.
          10.2.3 The Representative (on behalf of the iFone Shareholders), by giving written notice to Glu, may terminate this Agreement if the Exchange shall not have been consummated by midnight Pacific Time on the Termination Right Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.3 shall not be available if the failure of any iFone Shareholder to perform in any material respect any of its, his or her respective obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this

Agreement by the iFone Shareholders, if Glu has performed in all material respects its obligations under this Agreement and if the representations and warranties of Glu are true and correct in all material respects as of the Termination Right Date.
          10.2.4 Glu may terminate this Agreement at any time prior to the Closing if any iFone Shareholder has committed a material breach of (a) any of its, his or her representations and warranties under Article 3 or (b) any of its, his or her respective covenants under Article 5; such breach, if uncured, would cause the condition in Article 9 not to be satisfied; and such breach has not been cured within thirty (30) days after Glu has given the Representative written not ice of the material breach describing with reasonable specificity the nature of its basis for and Glu’s intention to terminate this Agreement pursuant to this Section 10.2.4 (or such shorter time period ending on the Termination Right Date if such thirty (30) day cure period would extend past the Termination Right Date).
          10.2.5 The Representative (on behalf of the iFone Shareholders) may terminate this Agreement at any time prior to the Closing if Glu has committed a material breach of (a) any of its representations and warranties under Article 4 or (b) any of its covenants under Article 6; such breach, if uncured, would cause the condition in Article 8 not to be satisfied; and Glu has not cured such breach within thirty (30) days after the Representative has given Glu written notice of the material breach describing with reasonable specificity the nature of its basis for and its intention to terminate this Agreement pursuant to this Section 10.2.5 (or such shorter time period ending on the Termination Right Date if such thirty (30) day cure period would extend past the Termination Right Date).
     10.3 Effect of Termination; No Liability for Termination. In the event of termination of this Agreement in accordance with the provisions of this Article 10, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of iFone, the iFone Shareholders, Glu or their respective officers, directors, shareholders or affiliates; provided, however, that (a) the provisions of this Section 10.3 (Effect of Termination; No Liability for Termination.) and Article 12 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement, (b) nothing herein will limit or modify the obligation of Glu or iFone to use the efforts required by this Agreement to cause the Exchange to be consummated, prior to any termination pursuant to this Article 10, and (c) nothing herein shall relieve any party hereto from liability in connection with any fraud or willful breach of such party’s representations, warranties or covenants contained herein. Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this Article 10 shall not give rise to any liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from Liability for a willful breach of this Agreement. Notwithstanding the foregoing, no party shall be relieved from any liability to any other party hereto arising from, or Damages incurred by any other party hereto as a result of, such first party failing to consummate the transactions contemplated by this Agreement in circumstances when such first party was obligated to do so.

ARTICLE 11
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS
     11.1 Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation, discovery or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms, and (b) the date that is eighteen months following the Closing Date (the “Release Date”); provided, however, that, notwithstanding any provision in this Agreement to the contrary, any Indemnified Person (as defined in Section 11.2) shall be entitled to seek recovery of Damages for fraud, willful misconduct, intentional misrepresentation or willful breach of the covenants or agreements contained in this Agreement or any other certificate or document required to be delivered pursuant to this Agreement at or in connection with the Closing (“Fraud Claims”) or Damages arising out of the matters described in Section 11.2.1, relating to a breach of Sections 3.2 or 3.4, and Section 11.2.3, until the expiration of the applicable statute of limitations for any such claim and Damages arising out of matters described in Section 11.2.4 until the third anniversary of the Closing Date. All covenants of the parties shall survive according to their respective terms. Notwithstanding the indemnification obligations of this Article 11, the parties acknowledge their obligations under existing laws (and as such laws may evolve) to mitigate Damages for which they may have a right to be indemnified for pursuant to this Article 11.
     11.2 iFone Indemnification Obligations. Subject to the provisions and limitations set forth in this Article 11, each iFone Shareholder (each, and the Representative on behalf of any iFone Shareholder, an “Indemnifying Person”), shall indemnify, defend and hold harmless Glu and its officers, directors, agents, representatives, shareholders and employees, and assigns and successors (collectively, the “Indemnified Persons” and each individually, an “Indemnified Person”):
          (A) severally and individually (and not with respect to any other iFone Shareholder), and not jointly, from and against any Damages directly incurred or paid in connection with or resulting from or arising out of:
          11.2.1 any inaccuracy, misrepresentation or untruth in any representation or warranty of any iFone Shareholder contained in Sections 3.2, 3.4, 3.8, 3.9 and 3.10 of this Agreement and the iFone Shareholder Ancillary Agreements; and
          (B) severally, on a pro rata basis based upon such iFone Shareholder’s Pro Rata Share, and not jointly, from and against any Damages directly incurred or paid in connection with or resulting from or arising out of:
          11.2.2 any inaccuracy, misrepresentation or untruth in any representation or warranty of any iFone Shareholder contained in Article 3 of this Agreement and not specified in Sections 11.2.1, 11.2.3 or 11.2.4;

          11.2.3 any inaccuracy, misrepresentation or untruth in any representation or warranty of any iFone Shareholder contained in Sections 3.3, 3.5, and 3.11.1 (and with respect to Section 3.5, as if no exceptions to Section 3.5 are set forth in Section 3.5.2 of the iFone Disclosure Letter other than the disclosures relating to Morgan O’Rahilly);
          11.2.4 any inaccuracy, misrepresentation or untruth in any representation or warranty of any iFone Shareholder contained in Section 3.11 except for Section 3.11.1;
          11.2.5 any breach of, or default in, any covenant of iFone or any iFone Shareholder to be performed prior to the Closing contained in this Agreement and the iFone Shareholder Ancillary Agreements;
          11.2.6 any Expenses in excess of US$1,800,000 not the subject of an Expense Deduction as of the Closing;
          11.2.7 the joint venture (if any) by and between iFone and HiScore TV limited described in the Memorandum of Understanding dated April 14, 2004;
          11.2.8 subject to Section 11.3.2(b), any amount by which the Net Working Capital of iFone is less than the Net Working Capital Threshold; and
          11.2.9 any liability pursuant to the Sega Loans in excess of the £500,000 to be paid at the Closing.
     11.3 Limitation on Liability.
          11.3.1 From and after the Closing, except for Fraud Claims, claims of the types described in Sections 11.2.3 and 11.2.4, and for claims of the types described in Section 11.2.1 with respect to matters relating to Sections 3.2 and 3.4, the aggregate liability of the iFone Shareholders for any and all Damages incurred, paid or accrued (in accordance with U.S. generally accepted accounting principles) in connection with or resulting from or arising out of this Agreement shall be limited to the value of (and shall be payable solely by forfeiture and cancellation of) the Escrow Shares (valued in accordance with Section 11.10). Notwithstanding the foregoing, each iFone Shareholder shall be liable for his or her Pro Rata Share of any and all Damages incurred by the Indemnified Persons pursuant to Sections 11.2.3 and 11.2.4 and each iFone Shareholder shall be liable for all Damages incurred by the Indemnified Persons pursuant to Section 11.2.1 with respect to Sections 3.2 and 3.4, but in no event shall any iFone Shareholder’s liability in connection with or resulting from or arising out of Sections 11.2.3, 11.2.4 or for claims of the types described in Section 11.2.1 with respect to matters relating to Sections 3.2 and 3.4 (and in no event shall any iFone Shareholder’s aggregate liability in connection with or resulting from or arising out of Sections 11.2.1 through 11.2.9 taken together as a whole) exceed the value of the aggregate number of shares of Glu Special Junior Stock received by such iFone Shareholder pursuant to Sections 2.2 and 2.7 above (valued in accordance with Section 11.10 and payable to the extent of such value solely by forfeiture and cancellation of such shares) plus the amount of cash received by such iFone Shareholder pursuant to Section 2.2 above plus the principal amount of the Earnout Notes issued to such iFone Shareholder amount pursuant to Section 2.7 above (and payable solely by forfeiture and cancellation of the principal amount of the Earnout Notes equal to such liability). From and after the Closing, except for Fraud Claims, the liability of Glu for any and all Damages directly or indirectly incurred, paid or accrued (in accordance with U.S. generally accepted accounting principles) in connection with or resulting from or arising out of this Agreement, shall be limited to a maximum dollar amount that is equal to the aggregate consideration paid by Glu pursuant to Sections 2.2 and 2.7 above (valued in accordance with Section 11.10).
          11.3.2 The liability of the iFone Shareholders for indemnification under Section 11.3 shall be further limited as follows:
               (a) No claim for indemnification shall be brought against the iFone Shareholders until the aggregate amount of all Damages claimed exceeds US$250,000 (the “Threshold”), at which time Damages subject to indemnification hereunder shall be paid in their entirety, including the amount of the Threshold, up to the appropriate limit as set forth in this Article 11; provided, however, that any Fraud Claims, and claims of the types described in Sections 11.2.1, with respect to a breach of Sections 3.2 or 3.4, Sections 11.2.3, 11.2.4, 11.2.6, 11.2.8 and 11.2.9 shall be indemnifiable in full without regard to the Threshold.
               (b) The assertion of any single Claim for indemnification hereunder shall not bar an Indemnified Person from asserting any other Claim or Claims hereunder for which such Indemnified Person would be entitled to indemnification under this Article 11 provided, that if indemnification is sought for the same matter under more than one subsection of Section 11.2, the recovery shall not exceed the Damages arising out of such matter (without duplication), subject to the limitations as set forth in this Article 11. Notwithstanding the foregoing, the recovery of indemnification pursuant to Section 11.2.8 shall bar and preclude any Claim or indemnification pursuant to other subsections of Section 11.2 for the items of Damages which caused the Net Working Capital to be less than the Net Working Capital Threshold at the Closing, and no Claim may be made under Section 11.2.8 to the extent that the basis therefor has already been taken into account in the calculation of the Transaction Payment as a result of the Net Working Capital being less than the Net Working Capital Threshold.
     11.4 Appointment of Representative. Each iFone Shareholder approves the designation of and designates David Bates as the Representative and as the attorney-in-fact and agent for and on behalf of each iFone Shareholder with respect to claims for indemnification under this Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, any claim for indemnification under this Article 11; (b) arbitrate, resolve, settle or compromise any claim for indemnification made under this Article 11; (c) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing; and (d) to vote the Escrow Shares held of record by such iFone Shareholder in such manner and in the proportion specified in the instructions received by the Representative from such iFone Shareholder in connection with the Escrow Agreement and in compliance with the iFone Shareholders Voting Agreement and the Glu Voting Agreement. The Representative shall have authority and power to act on behalf of each iFone Shareholder with respect to the disposition, settlement or other handling of all claims for indemnification under this Article 11 and all rights or obligations arising under this Article 11. The iFone Shareholders shall be bound by all actions taken and documents executed by the Representative in connection with this Article 11, and the Indemnified Persons shall be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative shall not be liable to any iFone Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. The iFone Shareholders shall jointly and severally indemnify the Representative and hold him harmless against any liability incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Article 11 (including the hiring of legal counsel and the incurring of legal fees and costs) shall be paid by the iFone Shareholders to the Representative on a pro rata basis based on each iFone Shareholder’s Pro Rata Share. The Representative may select any substitute or successor Representative (who shall be a former iFone Shareholder) upon written notice to Glu and the consent of the holders of a majority of the iFone Shares issued and outstanding as of immediately prior to the Closing. At any time, iFone Shareholders, as of immediately prior to the Closing, holding a majority of the iFone Shares issued and outstanding as of immediately prior to the Closing shall have the power to substitute any former iFone Shareholder (with such former iFone Shareholder’s consent and upon written notice to Glu) as a successor Representative hereunder. Each iFone Shareholder further agrees to be bound by all of the provisions of the Escrow Agreement, including without limitation the provisions thereof relating to the powers of, and the limitation of liability of, the Escrow Agent and the Representative, the assertion of claims and the resolutions of disputes, to the same extent as though it were a party to such agreement.
     11.5 Notice of Claim. “Claim” means a claim for indemnification of any Indemnified Person for Damages under this Article 11. Glu may give written notice of a Claim executed by an officer of Glu (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person to the Representative. Glu may deliver a Notice of Claim based on, arising from, relating to or caused by: (i) the items specified in Section 11.2, or (ii) the assertion in writing (or orally that if proven, would constitute a basis for indemnification pursuant to Section 11.2) against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person that is based on, arises out of or relates to any item specified in Section 11.2 (in each such case, a “Third-Party Claim”). No delay on the part of Glu in giving the Representative a Notice of Claim shall relieve the Representative or the Indemnifying Persons from any of their respective obligations under this Article 11 unless (and then only to the extent) that the Indemnifying Person is materially prejudiced thereby. Each Notice of Claim shall be delivered no later than the Release Date, and if delivered by such date, such Claim shall survive the Release Date until final resolution thereof; provided, that, a Notice of Claim relating to a Fraud Claim or the matters described in Section 11.2.1, relating to a breach of Sections 3.2 or 3.4, or Section 11.2.3 above need only be delivered before the expiration of the applicable statute of limitations and a Notice of Claim relating to the matters described in Section 11.2.4 above need only be delivered before the third anniversary of the Closing Date (as applicable, the

“End Date”), and if delivered by the End Date, such Claim shall survive until final resolution thereof.
     11.6 Defense of Third-Party Claims.
          11.6.1 Glu shall defend each Third-Party Claim, and the costs and expenses incurred by the Indemnified Person in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which such Indemnified Person may seek indemnification pursuant to a Claim made by such Indemnified Person hereunder.
          11.6.2 The Representative (on behalf of the iFone Shareholders) shall be entitled, at its expense, to participate in the defense of any Third-Party Claim and to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim (to the extent that receipt of such documents by the Representative does not affect any privilege relating to Glu), and may participate in settlement negotiations with respect to any Third-Party Claim. No Indemnified Person shall enter into any settlement of a Third-Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld); provided, however, that if the Representative shall have consented in writing to any such settlement, then (i) the Representative and the iFone Shareholders, as the case may be, shall have no power or authority to object to any Claim by any Indemnified Person for the amount of such settlement, and (ii) the iFone Shareholders, as the case may be, shall remain responsible to indemnify the Indemnified Persons for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in this Article 11.
     11.7 Contents of Notice of Claim. Each Notice of Claim by Glu given pursuant to Section 11.5 shall contain the following information and documentation:
          11.7.1 that the Indemnified Person has incurred, paid or accrued (in accordance with generally accepted accounting principles) or, in good faith, believes it shall have to incur, pay or accrue (in accordance with generally accepted accounting principles), Damages in an aggregated stated amount arising from such Claim (which amount, in the case of Third-Party Claims, may be the amount of damages claimed by the third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under this Article 11); and
          11.7.2 (a) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Person), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Person), the subsection of Section 11.2 under which the Claim arises and (in the case of Sections 11.2.1, 11.2.2, 11.2.3 or 11.2.4) the representations, warranties, agreements or covenants in this Agreement from which such Damages arise, and (b) copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued (in accordance with generally accepted accounting principles), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

     11.8 Resolution of Notice of Claim. Any Notice of Claim delivered by Glu shall be resolved as follows:
          11.8.1 Uncontested Claims. If, within twenty (20) days after a Notice of Claim is received, the Representative does not contest such Notice of Claim in writing to Glu, then the Representative shall be conclusively deemed to have consented on behalf of the Indemnifying Person to the recovery by the Indemnified Person of the full amount of Damages specified in the Notice of Claim, including the forfeiture of the amount of Damages from the Escrow Shares.
          11.8.2 Contested Claims. If, within 20 days after a Notice of Claim is received, the Representative contests such Notice of Claim in writing to Glu (a “Contested Claim”), then such Contested Claim shall be resolved by either (A) a written settlement agreement executed by Glu and the Representative (B) in the absence of such a written settlement agreement, by binding arbitration between Glu and the Representative in accordance with the terms and provisions of Section 11.8.3. During such 20-day period, the Representative shall be given reasonable access to the books, records and personnel of Glu, iFone and their respective subsidiaries, during their respective normal office hours, reasonably necessary for the purpose of evaluating the merits of the Claim.
          11.8.3 Arbitration of Contested Claims. Except as otherwise provided in this Agreement, any Contested Claim shall be submitted to mandatory, final and binding arbitration before a single arbitrator in California under the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association or its successor (“AAA”) then in effect. If AAA ceases to provide arbitration services, then the term “AAA” shall thereafter mean and refer to J.A.M.S./ENDISPUTE (“J.A.M.S.”), and the arbitration shall be conducted in accordance with the provisions of J.A.M.S.’ Streamlined Arbitration Rules and Procedures (with the term “AAA Rules” thereafter meaning and referring to J.A.M.S.’ Streamlined Arbitration Rules and Procedures). However, in all events, the arbitration provisions of this Section 11.8.3 shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. The parties shall participate in the arbitration in good faith and share in the costs of arbitration in accordance with Section 11.8.3. The provisions of this Section 11.8 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator shall have the authority to grant any equitable and legal remedies, except punitive damages, that would be available in any judicial proceeding instituted to resolve a Contested Claim.
               (a) Compensation of Arbitrator. Any such arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the AAA, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.
               (b) Selection of Arbitrator. The AAA shall have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that (x) such lawyers cannot work for a firm then performing services for either party, (y) each party shall have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish, and (z) the AAA shall select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.
               (c) Payment of Costs. The parties shall bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.
               (d) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding governed exclusively by California law.
               (e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall deliver such documents to Glu and the Representative, together with a signed copy of the Final Award. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the Indemnified Persons and the Indemnifying Persons, and shall include an affirmative statement to such effect. To the extent that the Final Award determines that an Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award (“Incurred Damages”), the Final Award shall set forth and award to the Indemnified Person the amount of such Incurred Damages. Awards of Damages shall be subject to the provisions of Section 11.3.
               (f) Timing. Glu, the Representative and the arbitrator shall conclude each arbitration pursuant to this Section 11.8.3 as promptly as possible for the Contested Claim being arbitrated.
               (g) Terms of Arbitration. The arbitrator chosen in accordance with the provisions of this Section 11.8.3 shall not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.
     11.9 Satisfaction of Claims by Indemnified Persons; Distribution Following Release Date.
          11.9.1 For so long as any Escrow Shares remain, any Damages for which an Indemnified Person shall be entitled to indemnification pursuant to Section 11.2 from the Indemnifying Persons shall be immediately payable to such Indemnified Person by delivery to Glu by the Escrow Agent of the applicable number of Escrow Shares (for cancellation) according to each iFone Shareholder’s Pro Rata Share of such Damages based upon the value (determined in the manner set forth in Section 11.10) of the Escrow Shares available for such delivery (after giving effect to any previous deliveries thereto). From and after the Closing Date, claims against the Escrow Shares for indemnification pursuant to Section 11.2 shall be the sole and exclusive remedy of an Indemnified Person against the iFone Shareholders for any Claims arising under this Agreement or the transactions contemplated hereby or any Ancillary Agreement, Fraud Claims and for the matters described in Section 11.2.1, relating to a breach of Sections 3.2 or 3.4, the matters described in Section 11.2.3 or the matters described in Section 11.2.4, for which, in each case, the limitation on liability shall be as set forth in Section 11.3. With respect to any claims that are Fraud Claims or for the matters described in Section 11.2.1 relating to a breach of Sections 3.2 or 3.4, the matters described in Section 11.2.3 or the matters described in Section 11.2.4, an Indemnified Person shall first satisfy its Claims in full from the Escrow Shares held on behalf of such indemnifying iFone Shareholder before seeking indemnification directly from any such iFone Shareholder for any amounts permitted pursuant to this Article 11.
          11.9.2 With respect to any Claim which the Representative shall, on the Release Date, be disputing pursuant to Section 11.8, the Escrow Agent shall withhold from the Escrow Shares to be released to the iFone Shareholders, the Escrow Shares equal to the value of the Estimated Claim Amount (as defined below). To the extent that the amount of any Excess Damages exceeds the value of the remaining Escrow Shares available for reduction therefore (valued in the manner set forth in Section 11.10), the Escrow Shares shall not be released to the iFone Shareholders. The term “Estimated Claim Amount” means Glu’s good faith estimate of the Damages claimed under any disputed Claim unresolved as of the Release Date.
          11.9.3 An Indemnified Person may institute Claims against the Escrow Shares, and in satisfaction thereof may reduce the number of Escrow Shares, in accordance with the terms of this Agreement without rescinding or attempting to rescind any transaction consummated by this Agreement and without first exhausting any other remedies that may be available to it with respect to the subject matter of any Claim, and such Indemnified Person shall proceed directly in accordance with the provisions of this Agreement. The assertion of any single Claim for indemnification hereunder shall not bar an Indemnified Person from asserting any other Claim or Claims hereunder.
          11.9.4 As soon as reasonably practicable (and in any event no more than five business days) following the Release Date, the Escrow Agent shall release to each iFone Shareholder the Escrow Shares that were withheld from such iFone Shareholder under Section 2.6 then remaining in excess of any amount necessary to satisfy any unsatisfied or disputed Claims existing as of the Release Date for Damages specified in any Notice of Claim delivered to the Representative. As soon as all such Claims have been resolved, the Escrow Agent shall release to each iFone Shareholder the remaining Escrow Shares that were withheld from such iFone Shareholder under Section 2.6.
     11.10 Valuation of Glu Special Junior Stock. For purposes of this Article 11, (and in any other provision where this Section is expressly referenced) each share of Glu Special Junior Stock issued or reserved for issuance shall be valued at an amount equal to 1.67 multiplied by the Special Junior Original Issue Price (as defined in Article III, Section B(3)(a)(v) of the Restated Articles in effect as of the Closing Date) (which product is substantially in excess of the current fair market value of Glu Special Junior Stock, but is a price mutually acceptable to Glu and the iFone Shareholders for purposes of this Article 11 and the Escrow Agreement). Such price shall be subject to adjustment to reflect fully and equitably the effect of any stock split, reverse split, stock dividend, stock combination, reorganization, reclassification, recapitalization or other like change with respect to Glu capital stock, the effective date of which or the record date for which occurs after the Agreement Date.
ARTICLE 12
MISCELLANEOUS
     12.1 Governing Law. Except for matters required by English law to be governed by English law, the internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.
     12.2 Assignment; Binding Upon Successors and Assigns. None of the parties hereto may assign any of its or his rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.
     12.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby, provided that following the Closing, the Representative may bind all iFone Shareholders. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. No such waiver will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. Notwithstanding the foregoing Exhibit A may be revised as permitted hereunder provided that each person listed on Exhibit A shall have delivered to Glu an executed counterpart signature page to this Agreement and, upon such delivery, each such person shall become an “iFone Shareholder” under this Agreement (including all exhibits, schedules or other attachments hereto), shall become bound by all of the terms, provisions, restrictions and limitations that apply to the “iFone Shareholders” under this Agreement (including all exhibits, schedules or other attachments hereto) and shall be treated as an “iFone Shareholder” for all purposes of this Agreement (including all exhibits, schedules or other attachments hereto). It is hereby understood and agreed that such person may become an “iFone Shareholder” party to this Agreement without having to obtain the signature, consent, approval or permission of any of the parties hereto. It is hereby understood and agreed that such person may become an “iFone Shareholder” party to this Agreement without having to obtain the signature, consent, approval or permission of any of the parties hereto other than the transferring iFone Shareholder.
     12.6 Fees and Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby; provided, however, that if the Exchange is consummated, Glu will pay at the Closing by wire transfer of immediately available funds the Expenses as set forth in the Expense Certificate pursuant to Section 9.14, provided, that any and all Expenses in excess of US$1,800,000 shall be paid out of the Transaction Payment in accordance with Schedule 1.45 (and shall accordingly reduce and be deducted from the amount of the Transaction Payment payable to the iFone Shareholders) (such deduction referred to herein as the “Expense Deduction”). Notwithstanding the foregoing, (i) Glu shall pay to the iFone Shareholders an amount equal to any tax which is assessed on the iFone Shareholders, or any company of which they have had control (as defined for the purposes of any relevant legislation), by reason of a tax assessed on iFone or any of its subsidiaries remaining unpaid after the Closing (provided, however, that this sentence shall not be applicable to the extent that the tax in question could give, but has not given, rise to a successful claim by an Indemnified Person under Article 11), and (ii) any transfer taxes, official fees, duties or levies, stamp duties, stamp duty reserve tax, documentary taxes, or notary fees (including any related interest or penalties) which may be payable upon the execution and completion of this Agreement or any other document that has the purpose of giving effect to this Agreement (including, for the avoidance of doubt, any stock transfer forms) shall be for the account of, and paid by, Glu. Glu agrees that no Indemnified Person shall make any claim for Damages pursuant to Article 11 if and to the extent that the matter giving rise to such claim is a liability to tax and such tax has been assessed on and paid by any of the iFone Shareholders or any company of which they have had control (as defined for the purposes of any relevant legislation). Other than as set forth in Article 11 and this Article 12, Glu shall not be required to pay any expenses incurred by the iFone Shareholders in connection with this Agreement and the transactions contemplated hereby other than the Expenses, as such expenses shall be borne by the iFone Shareholders.
     12.7 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Glu:
Glu Mobile, Inc.
1800 Gateway Drive, Second Floor
San Mateo, CA 94404
Attention: President
Fax Number: (650) 571-5698

with copies, which shall not constitute notice, to:

Fenwick & West, LLP
801 California Street
Mountain View, CA 94041
Attention: Mark Stevens, Esq.
Fax Number: (650) 938-5200

If to the iFone Shareholders or the Representative:

David Bates

with a copy, which shall not constitute notice, to:

Wilmer Cutler Pickering Hale and Dorr LLP
1117 California Avenue
Palo Alto, CA 94034
Attention: Rod J. Howard, Esq. and Joseph K Wyatt, Esq.
Fax Number: 650-858-6100

and

Wilmer Cutler Pickering Hale and Dorr LLP
Alder Castle
10 Noble Street
London, EC2V 7QJ
United Kingdom
Attention: Richard Eaton, Esq.
Fax Number: +44 (20) 7645 2424
or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.7.

     12.8 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference in this Agreement to an Article, a Section or an exhibit will mean an Article, a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and in all cases should be construed as “including, without limitation.” The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole. Notwithstanding any provision of this Agreement, nothing in this Agreement shall limit or exclude any liability for fraud.
     12.9 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.
     12.10 Absence of Third Party Beneficiary Rights. No provisions of this Agreement (other than the Transaction Payment provisions of Section 2.2 and Schedule 1.45) are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner, employee or any party hereto or any other person or entity, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement (and, in the case of Section 2.2 and Schedule 1.45, the Transaction Payment recipients named therein), and their respective successors, assigns, heirs, executors, administrators and legal representatives. Unless specifically provided otherwise herein, a person who is not a party to this Agreement or who is not designated as a Transaction Payment recipient in Schedule 1.45 shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.
     12.11 Exchange Rate. For purpose of this Agreement, any conversion of amounts otherwise set forth in Pounds Sterling into United States Dollars (or vice versa) shall be based on the exchange rate in effect on the day prior to the Closing Date as quoted by the Wall Street Journal.
     12.12 Waiver of Right of First Refusal. Each iFone Shareholder hereby waives all options, rights of refusal, rights of pre-emption or similar rights to purchase the iFone Shares to be sold to Glu pursuant to this Agreement (whether arising under its Memorandum of Association, Articles of Association, agreement or otherwise).
     12.13 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLU MOBILE INC.

By:	/s/ L. Gregory Ballard
Name:	L. Gregory Ballard
Title:	President and Chief Executive Officer
[Signature Page To Exchange Agreement]

REPRESENTATIVE
/s/ David Bates

David Bates
[Signature Page To Exchange Agreement]

IFONE SHAREHOLDERS

Signed as a DEED by
DENNIS GUYENOT

in the presence of

Witness:

Signature:

Name:

Address:

Occupation:

Signed as a DEED by
DAVID WARD
/s/ David Ward

in the presence of

Witness:

Signature:	/s/ S.A. Barnes

Name:	S.A. Barnes

Address:

Occupation:

[Signature Page To Exchange Agreement]

Signed by and in respect of Section 5.19 of this Agreement,
EXECUTED and DELIVERED as a DEED by
DAVID BATES
/s/ David Bates

in the presence of

Witness:

Signature:	/s/ Brian Johnson

Name:	Brian Johnson

Address:

Occupation:

Signed by and in respect of Section 5.19 of this Agreement,
EXECUTED and DELIVERED as a DEED by
MORGAN O’RAHILLY
Morgan O’Rahilly

in the presence of

Witness:

Signature:	/s/ Michael Millea

Name:	Michael Millea

Address:

Occupation:

[Signature Page To Exchange Agreement]

Signed by and in respect of Section 5.19 of this Agreement,
EXECUTED and DELIVERED as a DEED by
LOLA, a SOCIETE ANONYME MONEGASQUE acting by:
/s/ Denis Guyenot

Print Name:	Denis Guyenot

Title:

/s/ Nathalie Guyenot

Print Name:	Nathalie Guyenot

Title:

Signed by and in respect of Section 5.19 of this Agreement,
EXECUTED and DELIVERED as a DEED by
THE BUCKINGHAM TRUST
acting by:
/s/ N. Hanna

Print Name:	N. Hanna

Title:	Director of Corporate Trustee

/s/ D. Enevoldsen

Print Name:	D. Enevoldsen

Title:	Director of Corporate Trustee

[Signature Page To Exchange Agreement]